UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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1

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 3, 2015
To our shareholders:
We will hold our annual meeting of shareholders at our Santa Ana campus, 1600 East Saint Andrew Place, Santa Ana, California 92705, on Wednesday, June 3, 2015, at 10:00 a.m. local time. We are holding this meeting:
1.    To elect the ten director nominees named in this proxy statement to our Board, each for a term of one year;
2.    To approve, on an advisory basis, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement;
3.    To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year; and
4.    To transact any other business that properly comes before the meeting.
The shareholders of record at the close of business on April 10, 2015 will be entitled to vote at the meeting or any postponements or adjournments of the meeting. Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope or vote via telephone or the Internet in accordance with the instructions on the enclosed proxy card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on June 3, 2015: This Proxy Statement, along with the 2014 Annual Report to Shareholders, is online at www.edocumentview.com/im or, if you are a registered holder, at www.envisionreports.com/im.
Receive Proxy Materials Electronically: With your consent, we will send all future proxy voting materials to you by email. To enroll to receive future proxy materials online if you are a registered holder, please go to www.computershare.com/investor.

April 20, 2015
Santa Ana, California
By order of the Board of Directors,

Larry C. Boyd Executive Vice President, Secretary and General Counsel

2

___________________________________

i

1600 East Saint Andrew Place
Santa Ana, California 92705

PROXY STATEMENT
This proxy statement is furnished to you by the Board of Directors of Ingram Micro (the “Board”) and contains information related to the 2015 annual meeting of our shareholders to be held on Wednesday, June 3, 2015, beginning at 10:00 a.m., local time, at our Santa Ana campus, 1600 East Saint Andrew Place, Santa Ana, California 92705, and any postponements or adjournments thereof. The enclosed form of proxy is solicited by our Board. The date of this proxy statement is April 20, 2015. It is first being mailed to our shareholders on April 20, 2015.
References in this proxy statement to “we”, “us”, “our”, “the Company” and “Ingram Micro” refer to Ingram Micro Inc.

ABOUT THE MEETING

Purpose of the 2015 Annual Meeting
The purpose of the 2015 annual meeting is:
1.    To elect the ten director nominees named in this proxy statement to our Board, each for a term of one year;
2.    To approve, on an advisory basis, the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement;
3.    To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year; and
4.    To transact any other business that properly comes before the meeting.
Quorum
A quorum is the minimum number of shares required to hold and transact business at a meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the meeting. Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality or of “votes cast”.

The election inspectors will treat shares referred to as “broker nonvotes” (i.e., shares held by a broker or nominee over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Who May Vote
Holders of record of our Class A common stock at the close of business on April 10, 2015 (“Record Date”) may vote at the annual meeting. As of the Record Date, the Company had 156,268,584 issued and outstanding shares of Class A common stock. Each share of Ingram Micro common stock that you own entitles you to one vote.
How to Vote
You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. For assistance with directions to our Santa Ana campus where the meeting will be held, please call (714) 566-1000.
If you are a registered shareholder (meaning your name is included on the shareholder file maintained by our transfer agent, Computershare Trust Company, N.A.), you can vote by proxy in any of the following ways:

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By Internet.  If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card. The deadline for voting electronically is 3:00 a.m. (Pacific Time) on June 3, 2015.

•	By Telephone. You may submit your proxy by following the “Vote by telephone” instructions on the proxy card. The deadline for voting by telephone is 3:00 a.m. (Pacific Time) on June 3, 2015.

•
In Writing.  You may do this by signing your proxy card and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, we will follow the Board’s recommendations and vote your shares as described in the section entitled “Proposals You Are Asked to Vote on and the Board’s Voting Recommendation” below. The deadline for voting by mail is 3:00 a.m. (Pacific Time) on June 3, 2015 (your proxy card must be received by that time).

If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from such nominee that you must follow in order for your shares to be voted.
If you participate in our 401(k) Investment Savings Plan (“Ingram Micro 401(k) Plan”), you may vote an amount of shares of common stock equivalent to the interest in common stock credited to your account as of the Record Date. You may vote by instructing Fidelity Management Trust Company, the trustee of the plan, pursuant to the instruction card being mailed with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions if they are received by May 29, 2015. If you do not provide the trustee with your voting instructions, the trustee will not vote on your behalf.

How Proxies Work
Our Board is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may abstain from voting for any of the proposals. If you sign your proxy card but do not provide instructions, we will follow the Board’s recommendations and vote your shares as described in the section entitled “Proposals You Are Asked to Vote on and the Board’s Voting Recommendation” below.

Proposals You Are Asked to Vote on and the Board’s Voting Recommendation
If you properly fill in your proxy card and send it to us in time to vote, or vote by Internet or telephone, one of the individuals named on your proxy card will vote your shares as your proxy and as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:
1.    “FOR” election of the ten director nominees named in this proxy statement to our Board, each for a term of one year (see “Proposal No. 1 — Election of Directors”);
2.    “FOR” approval, on an advisory basis, of the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement (see “Proposal No. 2 — Advisory Vote on Executive Compensation”);
3.    “FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year (see “Proposal No. 3 — Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm”).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with the best judgment of the individual voting your shares as your proxy. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

Vote Necessary to Approve Proposals
In the election of directors under Proposal No. 1, you may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to each of the nominees. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. Each nominee shall be elected to the Board of Directors by the majority of the votes cast with respect to the director’s election (that is, the number of votes “FOR” a director’s election must exceed the number of “AGAINST” votes cast with respect to the director’s election). See “Board of Directors — Corporate Governance — Majority Voting Policy” in this proxy statement. Abstentions will not be taken into account in determining the outcome of the election.
With respect to Proposal No. 2, the “say on pay” advisory vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures in this proxy statement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for approval of this proposal. Abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote “AGAINST” the proposal.
Approval of the ratification of the selection of our independent registered public accounting firm under Proposal No. 3 requires the affirmative vote of the majority of the shares of common stock present or represented by proxy and entitled to vote on the proposal. Abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote “AGAINST” the proposal.
Under current New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares on Proposals 1 or 2 if it does not receive voting instructions from you. Such broker nonvotes will not have an effect on the outcome of the votes.

Revoking Your Proxy
You may revoke your proxy by: (1) sending in another signed proxy card with a later date; (2) providing subsequent Internet or telephone voting instructions; (3) notifying our Secretary in writing before the meeting that you have revoked your proxy; or (4) voting in person at the meeting.

Proxy Solicitation Costs
The Company will bear the costs of soliciting proxies.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Recommendation of the Board of Directors
The Board of Directors recommends that you vote “FOR” the election of each of the nominees for election as directors as described below, which is designated as Proposal No. 1 on the enclosed proxy card.
On the recommendation of the Governance Committee, the Board has nominated the ten persons named below for election as directors this year, each to serve for a one-year term or until the director’s successor is elected and qualified.
Director Nominee Experience and Qualifications
The Board annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our shareholders. The Board believes that its members should possess a variety of skills, professional experience, and backgrounds in order to effectively oversee our business. All of our nominees are seasoned leaders who bring to the Board a vast array of public company, financial services, private company, and other business experience, the majority as senior executives in industries different from or synergistic with that of Ingram Micro. Each has been chosen to stand for election in part because of his or her ability and willingness to ask difficult questions, understand Ingram Micro’s challenges and evaluate the strategies proposed by management, as well as their implementation. Each of the nominees has a long record of professional integrity, a dedication to his or her profession, a strong work ethic and the willingness to spend the time and effort needed to fulfill one’s professional obligations and the majority of the nominees have also served on the board of a sophisticated global company. Specific experience, qualifications, attributes and skills of each nominee are described in that nominee’s biography below:

Howard I. Atkins	Director since April 2004
Mr. Atkins, age 64, is the former Senior Executive Vice President and Chief Financial Officer of Wells Fargo & Company in San Francisco, California, retiring in February 2011. Prior to joining Wells Fargo in 2001, Mr. Atkins was Executive Vice President and Chief Financial Officer of New York Life Insurance Company in New York, New York from 1996 to 2001. Mr. Atkins also served as Executive Vice President and Chief Financial Officer of New Jersey-based Midlantic Corporation from 1991 to 1996. Mr. Atkins joined the former Chase Manhattan Bank in 1974 and was, successively, in asset/liability management, in U.S. capital markets/derivatives, head of Capital Markets for Europe, the Middle East and Africa, and head of the Bank’s worldwide derivatives trading business. He was Chase Manhattan Bank’s Treasurer from 1988 until 1991 when he became Chief Financial Officer of Midlantic Corporation. Mr. Atkins is a member of the Board of Directors of Occidental Petroleum Corporation. As former chief financial officer of one of the largest financial services companies in the country, Mr. Atkins brings extensive accounting and financial skills that are important in the understanding and oversight of our financial reporting, enterprise and operational risk management and corporate finance, tax and treasury matters.

David A. Barnes	Director since June 2014

Mr. Barnes, age 59, currently serves as Senior Vice President and Chief Information Officer of United Parcel Service of America ("UPS"), a role he has held since 2005. He is responsible for all aspects of UPS technology used to serve more than 220 countries and territories around the world. Under his leadership, UPS has invested more than $1 billion each year in technology. Barnes also chairs the UPS Information Technology Governance Committee, which is responsible for the direction of UPS technology investments, ensuring they stay aligned with the company’s business vision and strategy. Prior to being named CIO, Barnes was UPS’ Vice President, application portfolios, where he oversaw global technology solution development for customer technology, sales and marketing, package delivery operations, and multi-modal transportation. Barnes joined UPS in 1977, progressing quickly through increasingly important roles in industrial engineering, finance and information systems. As the CIO of one of the largest logistics companies in the world, Mr. Barnes brings a depth of experience critical to the Board's oversight of the company's strategies for its information systems and for expansion of its logistics and other service offerings.

Leslie Stone Heisz	Director since March 2007
Ms. Heisz, age 54, is an experienced investment banking and finance executive. Ms. Heisz joined Lazard Freres & Co. in 2003 as a senior advisor and served as a managing director from 2004 through April 2010, providing strategic financial advisory services for clients in a variety of industries. Ms. Heisz was a managing director of Dresdner Kleinwort Wasserstein (and its predecessor Wasserstein Perella & Co.) for six years, and a director prior to that, specializing in mergers and acquisitions, as well as leveraged finance, and leading the Gaming and Leisure Group and the Los Angeles office. She was also a Vice President at Salomon Brothers, where she developed the firm’s industry-leading gaming practice and was a senior consultant specializing in strategic information systems at Price Waterhouse. Ms. Heisz has been a member of the Board of Directors of Towers Watson & Co. since April 2012 and Kaiser Foundation Hospitals and Health Plans, Inc. since January 2015. She previously served on the Board of Directors of HCC Insurance Holdings, Inc. and International Game Technology. Ms. Heisz’s career in the investment banking industry, deep understanding of capital markets and previous board experience brings expertise in oversight of our financial reporting, enterprise and operational risk management, corporate finance, tax and treasury matters and implementation of sound corporate governance practices.

John R. Ingram	Director since April 1996
Mr. Ingram, age 53, is Chairman of the Ingram Industries Inc. Board of Directors and also Chairman and Chief Executive Officer of Ingram Content Group, Inc., which includes Ingram Book Company, Lightning Source Inc. and Ingram Digital. He was Vice Chairman of Ingram Industries from June 1999 to April 2008. He was Co-President of Ingram Industries from January 1996 to June 1999. Mr. Ingram was also President of Ingram Book Company from January 1995 to October 1996. Mr. Ingram served as Acting Chief Executive Officer of Ingram Micro from May 1996 to August 1996, prior to Ingram Micro being a public company, and held a variety of positions at the privately held Company from 1991 through 1994, including Vice President of Purchasing,

Vice President of Management Services at Ingram Micro Europe, and Director of Purchasing. Mr. Ingram is a seasoned executive with Ingram Industries, and has valuable experience in digital services. Mr. Ingram’s history with Ingram Micro brings in-depth knowledge of the Company that assists the Board in overseeing management and is important to the Board’s oversight of strategy, risk management and implementation of sound corporate governance practices.

Dale R. Laurance	Director since May 2001
Dr. Laurance, age 69, is the owner of Laurance Enterprises LLC, a private investment and advisory services company. He retired from Occidental Petroleum Corporation in 2004, where he had served as President since 1996 and Director since 1990. From 1983 to 1996 he served in various management and executive positions with Occidental Petroleum Corporation. Dr. Laurance also serves on the Advisory Board of Hancock Park Associates and Vance Street Capital and the Golden West Humanitarian Foundation. Dr. Laurance has been our Chairman of the Board since the Company’s annual meeting of shareholders in June 2007. He previously served on the Board of Directors of Jacobs Engineering Group Inc. and was a member of the Board of Trustees of the Polytechnic School. Dr. Laurance is an experienced executive and has extensive experience in the areas of international business, financial reporting, strategy, regulatory compliance, and corporate governance as a senior executive and board member of Occidental Petroleum Corporation. Dr. Laurance brings strong leadership skills and global business operational experience to the Board and provides strategic counsel that is important in the Board’s oversight of management.

Linda Fayne Levinson	Director since August 2004
Ms. Levinson, age 73, is an advisor to professionally funded, privately held ventures. Ms. Levinson was Non-Executive Chair of the Board of Connexus, Inc. (formerly VendareNetBlue), a privately held Internet media company, until May 2010 when it was merged into Epic Advertising. From February through July 2006, Ms. Levinson was also Interim CEO of that company. From 1997 until May 2004, Ms. Levinson was a Partner of GRP Partners, a venture capital firm investing in early stage technology companies in the financial services, Internet media and online retail sectors. From 1982 until 1998, Ms. Levinson was President of Fayne Levinson Associates, an independent consulting firm advising major corporations. Ms. Levinson also has been an executive at Creative Artists Agency, Inc.; a Partner of Wings Partners, a Los Angeles-based merchant bank; a Senior Vice President of American Express Travel Related Services Co., Inc.; and a Partner of McKinsey & Company, where she became the first woman partner in 1979. Ms. Levinson also serves as a member of the Board of Directors of NCR Corporation, Jacobs Engineering Group Inc., The Western Union Company and Hertz Global Holdings, Inc. and its wholly-owned subsidiary, The Hertz Corporation, and was a previous member of the Board of DemandTec, Inc. Ms. Levinson’s executive and consulting career brings in-depth knowledge of business operations and strategy, and an extensive breadth and depth of experience related to compensation strategies and corporate governance through her long tenure serving on the boards of a number of large international companies, including as chair of compensation committees. In 2013 Ms. Levinson was named by the National Association of Corporate Directors to its D100, its list of the most influential directors in the boardroom and in corporate governance.

Scott A. McGregor	Director since June 2010
Mr. McGregor, age 59, is President and Chief Executive Officer of Broadcom Corporation, a global leader in semiconductors for wired and wireless communications. Prior to joining Broadcom in January 2005, Mr. McGregor was President and Chief Executive Officer of Philips Semiconductor, a $6-billion subsidiary of the Netherlands-based Royal Philips Electronics, from 2001 through 2004. In addition to his CEO role, he was also a member of the Group Management Committee of Royal Philips Electronics. He joined Philips Semiconductors in February 1998 as head of its Emerging Businesses unit. Before joining Philips, Mr. McGregor served in various senior management positions from 1990 to 1998, most recently as senior vice president and general manager, at Santa Cruz Operation Inc., a provider of network computing solutions. He has also held management positions at Digital Equipment Corporation (now part of Hewlett-Packard) and at Microsoft where he was architect and development team leader for the original version of Microsoft Windows®. He began his career at Xerox Corporation’s Palo Alto Research Center (PARC). Mr. McGregor received a B.A. in Psychology and an M.S. in Computer Science and Computer Engineering from Stanford University. Mr. McGregor is a member of the Board of Directors of Broadcom Corporation. He previously served on the Board of Directors of Progress Software Corporation. Mr. McGregor is a seasoned business executive who brings in-depth business knowledge to provide insight on Ingram Micro's strategy, compensation practices, risk management and implementation of sound corporate governance practices for the Company.

Carol G. Mills	Director since June 2014
Ms. Mills, age 61, brings more than 30 years of experience in the enterprise software and technology sector to the Ingram Micro board. She currently serves as executive chairman and development consultant for Xactly Corporation, a cloud-based incentive compensation and performance management solutions company. Ms. Mills is also a member of the board of directors for publicly traded Alaska Communications, a leading provider of advanced broadband solutions for businesses and consumers in Alaska; and for privately held WhiteHat Security, a cloud-based Web application security company. Previously, Ms. Mills served on the boards of Adobe Systems, Blue Coat Systems, and Tekelec Corporation. Prior to these roles, she served in senior executive leadership positions at Juniper Networks, Acta Technology and Hewlett-Parkard. Ms. Mills' broad and varied experience in the technology industry, encompassing positions of responsibility with both hardware and software companies, enables her to provide insights on multiple aspects of Ingram Micro's strategies and operational challenges.

Alain Monié	Director since November 2011
Alain Monié, age 64, has been our President and Chief Executive Officer since January 2012, after rejoining the Company in late 2011 following a year as Chief Executive Officer of APRIL Management Pte., a multinational industrial company based in Singapore. Prior to his role at APRIL Management Pte., Mr. Monié served as President and Chief Operating Officer of Ingram Micro from 2007 to 2010. He joined Ingram Micro in February 2003 as Executive Vice President, and also served as Executive Vice President and President of Ingram Micro Asia-Pacific from January 2004 to August 2007. Prior to Ingram Micro, Mr. Monié spent more than two years as President of the Latin American Division of Honeywell International. He joined Honeywell through the corporation’s merger with Allied Signal Inc. in 1999. Prior to the merger, he built a 15-year career in Asia, leading Allied Signal's expansion into China and enhancing its presence in India. He joined the company in 1984 and, during his tenure, advanced from a regional sales manager to head of Asia-Pacific operations. Mr. Monié has been a member of the Board of Directors of Amazon.com, Inc. since November 2008. He previously served on the Board of Directors of Jones Lang LaSalle. As a seasoned executive and Chief Executive Officer of Ingram Micro, Mr. Monié brings in-depth knowledge of Ingram Micro's business operations and strategy that is important to the Board’s oversight of strategy, succession planning, enterprise risk management, compensation and implementation of sound corporate governance practices for the Company.

Wade Oosterman	Director since September 2013
Mr. Oosterman, age 54, has served as President, Mobility and Residential Services and Chief Brand Officer for Bell Canada Enterprises Inc., Canada’s largest communications company, since 2010, and as President, Mobility and Chief Brand Officer since 2006. Serving in executive roles at public Canadian communications companies since 1987, Mr. Oosterman was previously Chief Marketing Officer and Chief Brand Officer for Telus, the leading telecommunications provider in Western Canada, and a founder of Clearnet Communications, a national wireless operator acquired in 2000 in the largest transaction in Canadian telecommunications history. Mr. Oosterman is a seasoned business executive who brings in-depth business knowledge and insight from the telecommunications industry on marketing and branding strategies.

Director Not Standing for Reelection at the Annual Meeting

Joe B. Wyatt	Director since October 1996
Mr. Wyatt, age 79, has been Chancellor Emeritus of Vanderbilt University in Nashville, Tennessee since his retirement as Chancellor of Vanderbilt University, a position that he held from 1982 to 2000. Mr. Wyatt has also been a principal of The Washington Advisory Group since August 2000. Mr. Wyatt was previously a Director of Ingram Industries from April 1990 through October 1996. He also serves as a Director and Past Chairman of the Universities Research Association. He previously served on the Board of Directors of Hercules Incorporated, Reynolds Metals Company, Sonat Incorporated, and El Paso Corporation. As one of the Company’s most tenured directors, and as former chair of our Audit Committee for many years, Mr. Wyatt has provided a focused historical perspective of the Board and the Company and a deep understanding of Ingram Micro’s business and operations, corporate governance, enterprise risk management and financial accounting requirements.

BOARD OF DIRECTORS
The Board of Directors held 10 meetings during fiscal year 2014. All current directors attended more than 75% of the total number of meetings of the Board and the committees on which he or she served in 2014. The Board and its committees regularly hold executive sessions of non-employee directors without management present. As a matter of policy, directors are encouraged and expected to attend the annual meeting of shareholders. All of the current directors standing for re-election attended Ingram Micro’s 2014 annual meeting of shareholders on June 4, 2014.
Compensation of Board of Directors
Ingram Micro pays directors who are not employed by the Company (“non-employee directors”) an annual award which may consist of a combination of cash, stock options, restricted stock and/or restricted stock units. No meeting fees are paid to directors for attending meetings of the Board and the committees on which they serve. Any director who is an employee of Ingram Micro does not receive separate compensation for service on the Board.
2014 Annual Award. The mix of cash, stock options, restricted stock and/or restricted stock units for the annual award must be selected by each non-employee director before December 31 of each year, prior to the start of the calendar year in which the annual award will be made or within 30 days of initial appointment or election to the Board, as the case may be. If a Board member does not file an election form with respect to a calendar year by the specified date, the Board member will be deemed to have elected to receive the compensation in the manner elected by the Board member in his or her last valid election, or if there has been no prior election, will be deemed to have elected to receive the eligible compensation in the form of nonqualified stock options. The award is prorated for any partial year of service. In addition, the mix of cash, stock options, restricted stock and/or restricted stock units for the annual award is subject to the following assumptions and restrictions:
•  2014 Annual Award Maximum. The aggregate amount of the annual award (including any annual cash retainer and the value of any annual equity-based compensation) may not exceed the following amounts:

•	$450,000 for the non-executive Chairman of the Board;

•	$260,000 for the Audit Committee chair;

•	$235,000 for other Audit Committee members;

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$255,000 for the Human Resources Committee chair, $250,000 each for the Governance Committee chair and the Information Technology Committee Chair, and $240,000 for the Executive Committee chair, subject to an additional $5,000 if any of these chairs is also on the Audit Committee; and

•	$230,000 for all other directors.
•  2014 Cash. The amount of the cash portion of any annual award that may be selected by directors is subject to the following restrictions and is paid in quarterly installments:

•	The maximum amount of the cash retainer that may be selected annually is as follows:

•	$190,000 for the non-executive Chairman of the Board;

•	$130,000 for the Audit Committee chair;

•	$105,000 for other Audit Committee members;

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$125,000 for the Human Resources Committee chair, $120,000 each for the Governance Committee chair and the Information Technology Committee chair, and $110,000 for the Executive Committee chair, subject to an additional $5,000 if any of these chairs is also on the Audit Committee; and

•	$100,000 for all other directors.

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The Audit Committee members and committee chairs must select the following minimum amount of the cash retainer annually (subject to adjustment for partial years of service). No minimum cash retainer applies to directors who do not serve as Audit Committee members or committee chairs:

•	$30,000 for the Audit Committee chair;

•	$5,000 for other Audit Committee members; and

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$25,000 for the Human Resources Committee chair, $20,000 each for the Governance Committee chair and the Information Technology Committee chair, and $10,000 for the Executive Committee chair, subject to an additional $5,000 if any of these chairs is also on the Audit Committee.

• Equity-based Compensation. Any non-cash portion of the annual award is in the form of equity-based compensation, which may consist of stock options, restricted stock, restricted stock units or a combination thereof as selected by the director.
• 2014 Option Awards. Options are granted to directors on the first trading day of January of each calendar year. For 2014 awards, the grant date was January 2, 2014 and the number of options granted was determined by dividing the dollar value of stock options selected by the Black-Scholes value (using the closing price on the 15th of the month prior to grant date as the “stock value” to determine the appropriate Black-Scholes value), rounded up to the next whole share. The value per option was determined in accordance with Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”). The options each have an exercise price equal to the closing price of our common stock on the NYSE on the date of grant, vested monthly beginning on January 31, 2014 and continuing through December 31, 2014 and have a maximum term of ten years less one day.
•  2014 Restricted Stock/Restricted Stock Units. Restricted stock and/or restricted stock units, as applicable, are granted to directors on the first trading day of January of each calendar year. The number of shares granted is equal to the dollar value of the amount of restricted stock or restricted stock units selected divided by the closing price of our common stock on the New York Stock Exchange on the date of grant, rounded up to the next whole share. The restricted shares and restricted stock units granted in 2014 vested on December 31, 2014. Settlement of restricted stock units may be deferred in accordance with Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretive guidance issued thereunder.
2014 Compensation of Non-Employee Directors. The "Annual Award" section above reflects amendment and restatement of Ingram Micro's Compensation Policy for Members of the Board of Directors as of March 12, 2014. Elections made by the Board prior to December 31 of the prior calendar year were based on the Board Compensation Policy in effect on September 17, 2013. The following table lists the 2014 non-employee director compensation, which consists of: (1) an annual Board retainer payable in cash, stock options, restricted stock, restricted stock units or a combination thereof, based on each Board member's election; (2) additional compensation for the non-executive Chairman of the Board and for committee chairs; and (3) an increase of $20,000 in compensation following the amendment and restatement of The Compensation Policy for Members of the Board of Directors as of March 12, 2014. As a result, each non-employee director received a pro-rated increase of their cash compensation, effective June 1, 2014. Mr. Monié does not receive separate compensation for his service on the Board.

NON-EMPLOYEE DIRECTOR COMPENSATION
(for fiscal year 2014)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Howard I. Atkins (2)(14)	25,000	210,017	—	—	—	—	235,017
David A. Barnes (3)(14)	55,083	82,012	—	—	—	—	137,095
Leslie Stone Heisz (4)(14)	121,667	130,014	—	—	—	—	251,681
John R. Ingram (5)(14)	91,667	—	131,328	—	—	—	222,995
Orrin H. Ingram II (6)(14)	41,667	—	65,660	—	—	—	107,327
Dale R. Laurance (7)(14)	11,667	430,009	—	—	—	—	441,676
Linda Fayne Levinson (8)(14)	110,417	130,014	—	—	—	—	240,431
Scott A. McGregor (9)(14)	116,667	130,014	—	—	—	—	246,681
Carol G. Mills (10)(14)	50,000	84,194	—	—	—	—	134,194
Wade Oosterman (11)(14)	11,667	210,017	—	—	—	—	221,684
Michael T. Smith (12)(14)	44,167	65,007	—	—	—	—	109,174
Joe B. Wyatt (13)(14)	106,667	—	141,433	—	—	—	248,100

(1)
Since the information required to be disclosed under these columns are the amounts equal to the grant date fair value of the awards determined pursuant to ASC 718, these amounts may not conform to the exact dollar value described in the policy above used to determine the number of shares subject to equity awards granted to our Board members. See notes 2 and 12 to Ingram Micro’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015, which was filed with the SEC on February 27, 2015, for a discussion of the assumptions used and the estimated forfeiture rate which is not required to be taken into account for these ASC 718 values. Unless noted otherwise, restricted stock or restricted stock units disclosed under “Stock Awards” were granted on January 2, 2014 and restrictions lapsed on December 31, 2014. The closing price of Ingram Micro stock on January 2, 2014 was $23.25. Stock options disclosed under “Option Awards” were granted on January 2, 2014 with an exercise price of $23.25 per share, vest at a rate of one-twelfth per month over a twelve-month period commencing January 31, 2014 and expire ten years less one day from grant date. The $6.6613 per share fair value of the January 2, 2014 stock option award was determined in accordance with ASC 718 using a Black-Scholes model and the following assumptions: stock price volatility of 29.00%; expected option life of 5 years; dividend yield of 0%; and risk free interest rate of 1.72%.

(2)
Mr. Atkins was eligible to receive annual Board compensation in the amount of $215,000 (reflecting his service as a member of the Audit Committee). Mr. Atkins elected to receive $5,000 in cash for his service as a member of the Audit Committee and elected to receive $210,000 in restricted stock units, which he deferred until December 31, 2020. In March 2014, the compensation of our Board members was adjusted and Mr. Atkins became entitled to an additional $20,000 in cash, which included additional compensation for his service as the Human Resources Committee chair as of September 8, 2014. The cash compensation was paid to Mr. Atkins in four quarterly installments (prorated to include additional compensation for his service as Human Resources Committee chair effective September 8, 2014).

(3)
Mr. Barnes joined the Board on June 4, 2014 and was eligible to receive annual Board compensation in the amount of $137,083 of which he elected to receive $55,083 in cash and $82,000 in restricted stock units. Mr. Barnes received his cash compensation in three quarterly installments.

(4)
Ms. Heisz was eligible to receive annual Board compensation in the amount of $240,000 (reflecting her service as Chair of the Audit Committee), of which she elected to receive $110,000 in cash and elected to receive $130,000 in restricted stock units, which she deferred until her retirement from the Board. In March 2014, the compensation of our Board members was adjusted and Ms. Heisz became entitled to receive an additional $11,667 in cash. Ms. Heisz received her cash compensation in four quarterly installments.

(5)
Mr. J. Ingram was eligible to receive annual Board compensation in the amount of $210,000, of which he elected to receive $80,000 in cash and $130,000 in stock options. In March 2014, the compensation of our Board members was adjusted and Mr. Ingram became entitled to receive an additional $11,667 in cash. Mr. Ingram received his cash compensation in four quarterly installments.

(6)
Mr. O. Ingram retired from the Board on June 4, 2014 and he was eligible to receive $107,327 prior to his retirement, of which he was entitled to receive $41,667 in cash and $65,660 in stock options. Mr. Ingram's cash compensation was paid in two quarterly installments.

(7)
Dr. Laurance was eligible to receive annual Board compensation in the amount of $430,000 (reflecting his service as Chairman of the Board), of which he elected to receive all $430,000 in restricted stock units, which he deferred until his retirement from the Board. In March 2014, the compensation of our Board members was adjusted and Dr. Laurance became entitled to receive an additional $11,667, which was paid to Dr. Laurance in three quarterly installments.

(8)
Ms. Levinson was eligible to receive annual Board compensation in the amount of $235,000 (reflecting her service as Chair of the Human Resources Committee through September 8, 2014), of which she elected to receive $105,000 in cash and $130,000 in restricted stock units, which she deferred until January 30, 2016. In March 2014, the compensation of our Board members was adjusted and Ms. Levinson became entitled to receive an additional $5,417 in cash (which reflected her discontinuation as Chair of the Human Resources Committee). Ms. Levinson's cash compensation was paid in four quarterly installments.

(9)
Mr. McGregor was eligible to receive annual Board compensation in the amount of $235,000 (reflecting his service as a member of the Audit Committee), of which he elected to receive $105,000 in cash and $130,000 in restricted stock units. In March 2014, the compensation of our Board members was adjusted and Mr. McGregor became eligible to receive an additional $11,667 in cash. Mr. McGregor's cash compensation was paid in four quarterly installments.

(10)
Ms. Mills joined the Board on June 4, 2014 and was eligible to receive Board compensation in the amount of $134,167 of which she elected to receive $50,000 in cash, and $42,167 in restricted stock units and $42,000 in restricted stock awards. Ms. Mills' cash compensation was paid in three quarterly installments.

(11)
Mr. Oosterman was eligible to receive Board compensation in the amount of $210,000, of which he elected to receive $210,000 in restricted stock units, which he deferred until his retirement from the Board. In March 2014, the compensation of our Board members was adjusted and Mr. Oosterman became eligible to receive an additional $11,667 in cash. Mr. Oosterman's cash compensation was paid in three quarterly installments.

(12)
Mr. Smith retired from the Board on June 4, 2014 and was eligible to receive annual Board compensation in the amount of $109,174 (reflecting his service as a member of the Audit Committee through his retirement date), of which he was eligible to receive $44,167 in cash and $65,007 in restricted stock units. The cash portion was paid in two quarterly installments.

(13)
Mr. Wyatt was eligible to receive annual Board compensation in the amount of $235,000 (reflecting his services as Chair of the Executive Committee and the Information Technology Committee and due to his service as a member of the Audit Committee), of which he elected to receive $95,000 in cash and $140,000 in stock options. In March 2014 the compensation of our Board members was adjusted and Mr. Wyatt became entitled to an additional $11,667 in cash. Mr. Wyatt's cash compensation was paid in four quarterly installments.

(14)
The table below shows the aggregate numbers of equity awards outstanding for each non-employee director as of January 3, 2015, the last day of our 2014 fiscal year. All unvested equity awards shown in the table below will vest on December 31, 2015.

			Unexercised Stock Options
Name	Unvested Restricted Stock Awards	Unvested Restricted Stock Units	Vested	Unvested
Howard Atkins	—	8,413	—	—
David A. Barnes	—	5,121	—	—
Leslie S. Heisz	—	4,755	—	—
John R. Ingram	—	—	49,510	19,520
Dale R. Laurance	—	16,460	43,558	—
Linda Fayne Levinson	—	4,755	23,983	—
Scott A. McGregor	—	4,755	—	—
Carol G. Mills	4,755	—	—	—
Wade Oosterman	—	8,413	—	—
Joe B. Wyatt	—	—	177,047	20,271
Stock Ownership Requirement. Each director is required to achieve and maintain ownership of shares of our common stock with an aggregate value (market price multiplied by the number of shares) equal to three times the maximum amount of cash retainer that may be selected by each member of the Board in their capacity as Board members under our director compensation policy (not taking into account additional cash compensation for leadership roles such as Chairman of the Board, Committee chair or service on a Board Committee). Board members have five years from the date of his or her election to the Board to achieve the required stock ownership. All current directors, with the exception of Mr. Barnes and Ms. Mills, who joined the Board in June 2014, meet this stock ownership requirement as of the Record Date. Mr. Barnes and Ms. Mills are on target to meet the stock ownership requirement.
Other Information. Each director is reimbursed for expenses incurred in attending meetings of the Board and Board committees. Each director is able to elect to defer his or her cash compensation through a nonqualified deferral plan. Directors who defer cash compensation may elect to have earnings, or losses, credited to their deferrals as if their deferrals were invested in the various investment options available under the Company’s Supplemental Investment Savings Plan, a nonqualified deferred compensation plan for directors. Directors are not credited with “above-market” or “preferential” interest.

Committees of the Board of Directors
Our Board has standing Audit, Executive, Governance, Human Resources, and Information Technology Committees. These Board committees frequently meet in executive session with no members of management present. Copies of the charters for each of these committees are available by using the “Investor Relations” and then “Governance” links on the Company’s website at www.ingrammicro.com. The following table lists members of the committees as of the date of this proxy statement.

Name	Audit Committee	Executive Committee	Governance Committee	Human Resources Committee	Information Technology Committee
Dale R. Laurance		Chair
Howard I. Atkins	*			Chair	*
David A. Barnes	*				*
Leslie S. Heisz	Chair	*
John R. Ingram			*	*
Linda Fayne Levinson		*	*	*	*
Scott A. McGregor	*		Chair
Carol G. Mills				*	*
Alain Monié		*
Wade Oosterman				*	*
Joe B. Wyatt	*	*	*		Chair

*	Member
Audit Committee — 8 meetings in 2014. The Audit Committee, consisting of independent directors, assists our Board’s oversight of (1) the integrity of our financial reporting processes, financial statements and systems of internal controls regarding finance, accounting, and legal and ethical compliance, (2) our compliance with legal and regulatory requirements, (3) the operation of our company's hotline reporting and response system, (4) the independence and qualification of our independent registered public accounting firm and (5) the performance of our independent auditors and internal audit department. In addition, the Audit Committee is charged with providing an avenue of open communication among our independent registered public accounting firm, management, our internal audit department, and our Board. The Audit Committee also appoints our independent registered public accounting firm, discusses and reviews in advance the scope of and the fees to be paid in connection with the annual audit and reviews the results of the audit with our independent registered public accounting firm. The Audit Committee discusses the Company’s earnings releases, as well as financial information and outlook. A detailed list of the Audit Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Governance” links on the Company’s website at www.ingrammicro.com.
Executive Committee — no meetings in 2014.  The purpose of the Executive Committee is to act when necessary on behalf of the full Board between regularly scheduled Board meetings, usually when timing is critical. The Executive Committee has and may exercise all of the powers and authority of the Board, subject to such limitations as the Board and/or applicable law may from time to time impose. A detailed list of the Executive Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Governance” links on the Company’s website at www.ingrammicro.com.
Governance Committee — 5 meetings in 2014. The Governance Committee, consisting of independent directors, is responsible for developing and recommending to the Board a set of corporate governance principles applicable to the Company, and thereafter recommending such changes as it deems appropriate to maintain effective corporate governance. In addition, the Governance Committee is responsible for identifying candidates for election to the Board of Directors, developing and reviewing background information for candidates, making recommendations to the Board regarding such candidates, reviewing and making recommendations to the Board regarding Board candidates submitted by shareholders, and making recommendations for Board committees membership, as well as Board committee chair positions. The Governance Committee also reviews and recommends for consideration and approval by the Board the form and amounts of compensation for non-employee directors, including equity-based awards, and oversees the annual self-evaluations of the Board and its committees, as well as director performance and board dynamics. A detailed list of the Committee’s functions is included in its charter, which can be accessed by using the “Investor Relations” and then “Governance” links on the Company’s website at www.ingrammicro.com.
Human Resources Committee — 6 meetings in 2014. The Human Resources Committee, consisting of independent directors, assists the Board in overseeing and establishing the compensation of all executive officers and administering all stock-related and long-term executive incentive plans applicable to management. The Human Resources Committee reviews and reports to the Board on our key strategic and operational human resource issues, ensuring that investments in human assets are aligned with the Corporation's strategies and the interests of shareholders. The Committee’s oversight areas include executive compensation strategy, succession planning processes and key leader succession planning, and work environment assessment and improvement. A detailed list of the Human Resources Committee’s functions is included in its charter and can be accessed by using the “Investor Relations” and then “Governance” links on the Company’s website at www.ingrammicro.com.

•
Outside Advisors to the Human Resources Committee. The executive compensation advisor engaged by the Human Resources Committee continues to be Frederic W. Cook & Co., Inc. (“Cook”), an independent executive compensation consulting firm which reports solely to the Human Resources Committee. No member of the Human Resources Committee or of management has any affiliation with Cook. The Human Resources Committee periodically seeks input from Cook on a range of external market factors, including evolving executive compensation trends and general observations on the Company’s executive compensation programs. Cook has also advised the Governance Committee of the Board on Board compensation matters for non-management Board members. Cook does not provide any other services to the Company or management. The Human Resources Committee has determined that there are no conflicts of interest with Cook’s work for the Committee.

•
Management Input to the Human Resources Committee. The Human Resources Committee frequently requests management to assist in accomplishing its work, including requests for specific analyses to assist with decision making. The Ingram Micro Human Resources, Finance, and Legal departments work with the Human Resources Committee Chair to help set meeting agendas and to coordinate the distribution of materials to the Committee in advance of its meetings. Generally, our Chief Executive Officer, our President and Chief Operating Officer, our Chief Financial Officer, Executive Vice President, Secretary and General Counsel, and Executive Vice President of Human Resources attend Committee meetings. Management does not make any recommendations to the Human Resources Committee on compensation of the CEO. In addition, no members of management are present during the Human Resources Committee’s deliberations on CEO compensation. The Human Resources Committee frequently meets in executive session with no members of management present.

•
Human Resources Committee Meetings. The Human Resources Committee’s process and decision-making regarding 2014 executive compensation are further described under “Compensation Discussion and Analysis” below.

Information Technology Committee — 4 meetings in 2014. The Information Technology Committee consists of independent directors. The purpose of the Information Technology Committee is to review, appraise, and provide oversight to ensure that the Company's information technology-related systems support effectively the business objectives, strategies, and processes of the Company. A detailed list of the Information Technology Committee's functions is included in its charter and can be assessed by using the “Investor Relations” and then “Governance” links on the Company's website at www.ingrammicro.com.
The Board may form other committees from time to time in addition to the Audit, Executive, Governance, Human Resources and Information Technology Committees described above.

Compensation Committee Interlocks and Insider Participation
No member of the Human Resources Committee had any “interlock” relationship to report during our fiscal year ended January 3, 2015.

Corporate Governance
Code of Conduct. Our code of conduct applies to all members of the Board of Directors, all executives of the Company and all other Ingram Micro associates and codifies our commitment to the highest standards of corporate governance. If we make any amendment to the code of conduct or grant any waiver, including any implicit waiver, from a provision of the code of conduct to our Chief Executive Officer, Chief Financial Officer or Controller, we will disclose the nature of the amendment or waiver at www.ingrammicro.com and on a current report on Form 8-K.
Corporate Governance Guidelines. Effective corporate governance that ensures management follows the highest ethical standards is not a new concept to the Company. It is an important principle that is embraced at all levels of the Company, beginning with how our Board operates and in our Corporate Governance Guidelines (the “Guidelines”). Members of our Board are kept informed about our business through discussions with our Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer, and other key members of management, by reviewing materials provided to them, and by participating in meetings of the Board and its committees. Our Board members provide feedback to management on a regular basis and routinely meet in executive session, without any members of management present.
The Guidelines address important corporate governance policies and procedures, including those relating to (1) composition of the Board and membership criteria; (2) director qualifications (such as independence, simultaneous service on other Boards and conflicts of interests); (3) Board member responsibilities (including attendance at annual shareholder meetings); (4) establishment of the Board agenda; (5) establishment of a lead director position; (6) regularly scheduled meetings of non-employee Board members; (7) Board size; (8) Board committees; (9) Board member access to management and independent advisors; (10) director compensation; (11) director orientation and continuing education; (12) management evaluation and management succession; and (13) annual performance evaluation of the effectiveness of the Board and its committees.

Our Board expects to consider further amendments to the Guidelines from time to time as rules and standards are revised and/or finalized by various regulatory agencies, including the SEC and the NYSE, and to address any changes in our operations, organization or environment.
Majority Voting Policy. In March 2011, our Board amended the Company’s Bylaws to change the voting standard for the election of directors in uncontested elections from a plurality to a majority voting standard, subject to the rights of any series or class of stock to elect directors under specified circumstances, as set forth in the Company’s Certificate of Incorporation. Under our majority voting policy, in an uncontested election, each nominee shall be elected to the Board of Directors by the majority of the votes cast with respect to the director’s election (that is, the number of votes “for” a director’s election must exceed the number of “against” votes cast with respect to that director’s election). Directors will continue to be elected by plurality vote in contested elections (that is, when the number of nominees for election exceeds the number of directors to be elected).
If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director”. However, under our Bylaws, if the director fails to be elected by the majority of the votes cast in an uncontested election, the director shall immediately tender his or her resignation to the Board of Directors. In that situation, the Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation, and submit its recommendation to the Board. The Board will act on the Governance Committee’s recommendation and publicly disclose its decision within 90 days following certification of the shareholder vote. In making its recommendation to the Board, the Governance Committee will consider factors and other information that the Committee considers appropriate and relevant, such as a member's contribution to the Board or whether a member's resignation would leave the Board without expertise in an important area or function. The Board will likewise give weight to such considerations in making its decision. The Board expects that any director whose resignation becomes effective pursuant to this policy will excuse himself or herself from participating in the consideration of his or her resignation by either the Governance Committee or the Board of Directors.
Board Leadership Structure. The positions of Chairman of the Board and Chief Executive Officer of the Company have been separated since June 2005. We believe this leadership structure is appropriate at this time because it allows the Company to fully benefit from the leadership ability, industry experience and history with the Company that each of these individuals possess. The Guidelines further provide that non-employee directors shall choose a Lead Director when the Chairman of the Board is not independent of management and that the Chairman of the Board shall perform the duties of the Lead Director when the Chairman is independent of management. As non-executive Chairman of the Board, Dr. Laurance is our Lead Director and as such, has presided at executive sessions of the Company’s non-employee directors since his election as Chairman on June 6, 2007.
Board’s Role in Risk Oversight. Management, which is responsible for day-to-day risk management, continually monitors the material enterprise risks facing the Company, including strategic risks, operational risks, financial risks and legal and compliance risks. Management has, since 2007, conducted an annual risk assessment of our business through an Enterprise Risk Management (“ERM”) process to assist the Board in conducting its oversight of the Company’s risks. The ERM process is global in nature and has been developed to identify and assess the Company’s risks, including inherent risks of our business, as well as to identify steps to mitigate and manage risks. The Board of Directors is responsible for exercising oversight over management’s identification and management of, and planning for, those risks. The Board has delegated to certain committees oversight responsibility for those risks that are directly related to their area of focus (see descriptions of our Audit Committee’s, Human Resources Committee’s, Governance Committee’s and Information Technology Committee's areas of responsibilities under “Audit Committee”, “Human Resources Committee”, “Governance Committee”, and “Information Technology Committee” above; see also “Information on Compensation Risk Assessment” below). The Board and its committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board. Board oversight of risk is enhanced by our Chairman of the Board’s regular attendance at committee meetings and by the provision of committee reports to the full Board following each regularly scheduled committee meeting. In addition, the full Board receives periodic updates and in-depth information specifically related to the Company’s enterprise risk management.
Information on Compensation Risk Assessment. The compensation risk assessment process and conclusions described below are the basis for the Human Resources Committee’s conclusion that risks arising from the Company compensation policies and programs are not reasonably likely to have a material adverse effect on the Company.
In early 2015, at the request of the Human Resources Committee, management conducted a review of the long-term and short-term incentive, and commission- and productivity-based variable compensation programs for Company employees for each of our operating regions (North America, Europe, Latin America, Asia-Pacific and Middle East, Turkey and Africa ), as well as Corporate. These compensation programs were reviewed to identify any aspects of such programs’ design or operation which might pose a potential material risk to the Company and any factors which would balance, control or otherwise mitigate such potential risks.

Our analysis included a review of compensation program details, participant information, plan administrative oversight and design features, with particular consideration given to how certain compensation design elements might build risk into a program. We assessed our potential compensation risks relating to pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, equity incentives, stock ownership requirements and trading policies, performance appraisal, and leadership and culture, and we did not identify any areas of material risk. Management’s risk assessment report was reviewed and discussed, and its findings approved by the Human Resources Committee at its meeting of March 10, 2015, at which the Human Resources Committee also received input on the report from Cook, its independent compensation consultant.
In finding that there were no areas of material risk, our analysis noted that the Company’s approach to compensation utilizes a mix of cash and equity and annual and long-term incentives, as well as multiple performance metrics for its various plans, in an attempt to balance incentives or program features which individually might create an incentive to take unnecessary risks. For example, for our executive officers, overall compensation is weighted towards long-term incentive compensation, which discourages a focus on short-term risk-taking and encourages prudent investment for sustained growth. Long-term incentive programs are based on Company-wide financial results, which discourages participants in those plans who have only regional or business unit responsibilities from pursuing localized rewards without regard for broader corporate risks. Payout caps on short-term and long-term incentive award programs for our executive officers and corporate executive leadership team also mitigate imprudent risk-taking. The fact that long-term incentives are primarily paid in shares of Company stock and our typical practice of using rolling three-year performance measurement periods for these plans links management rewards with shareholder interests and also discourages imprudent risk taking. We also ensure that financial and performance metrics which drive incentive arrangements are aligned with the Company’s business plans and/or strategic objectives. Multiple levels of internal controls and approval processes serve to prevent manipulation of compensation outcomes. Finally, our stock ownership and holding guidelines for officers and board members, “clawback” policies for all or portions of annual, long-term incentive and severance payments to officers, negative discretion by the Committee over incentive program payouts for the executive officers, and negative discretion by management over incentive program payouts below the executive officer level all serve to further mitigate compensation risks for the Company.

Independence Determination for Directors
The Board of Directors adopted director independence standards as part of the Guidelines. The Guidelines include the independence requirements of the NYSE listing standards. Pursuant to the Guidelines, the Board undertook its annual review of director independence in March 2015.
In making these director independence determinations, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including Mr. Oosterman’s position as an executive officer of Bell Canada, which was a customer in arms’-length transactions with Ingram Micro, and Mr. Barnes' position as a Senior Vice President and Chief Information Officer of UPS, which was a supplier of services to Ingram Micro. The aggregate amounts involved in these commercial transactions did not exceed the greater of $1 million or 2% of the consolidated gross revenues of any of the Company, Bell Canada or UPS.
The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. As a result of this review, the Board determined that all of the directors nominated for election at the annual meeting are independent of the Company and its management under the standards set forth in the Guidelines, as well as under Audit Committee independence requirements of the SEC and the NYSE, with the exception of Alain Monié. Mr. Monié is considered an inside director because of his current employment as a senior executive of the Company. All other directors serving on the Board during 2014 were also independent under these standards and requirements. All of the members of the Human Resources, Audit, Governance and Information Technology Committees are independent.

Audit Committee Financial Qualifications
Our Board has determined that each member of the Audit Committee: (1) meets the independence criteria prescribed by applicable law and rules of the SEC for Audit Committee membership and (2) is an “independent director” within the meaning of NYSE listing standards and the standards established by the Company. Each member of the Audit Committee also meets the NYSE’s financial literacy requirements. No member of our Audit Committee serves on more than three audit committees of public corporations.
In addition, the Board of Directors has designated each of Howard Atkins, Leslie Stone Heisz, and Scott McGregor as an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

The Board has also determined that these three directors meet the NYSE’s accounting or related financial management expertise requirements through experience gained:

•
For Mr. Atkins, as a seasoned finance and accounting executive, including in his former role as Senior Executive Vice President and Chief Financial Officer of Wells Fargo & Company in San Francisco, California, in his prior roles as Executive Vice President and Chief Financial Officer of New York Life Insurance Company in New York and as Executive Vice President and Chief Financial Officer of New Jersey-based Midlantic Corporation;

•
For Ms. Heisz, as a seasoned investment banking and finance executive, including in her role as former managing director of the Los Angeles office of Lazard Freres & Co., where she provided strategic financial advisory services for clients in a variety of industries, as managing director of the Los Angeles office of Dresdner Kleinwort Wasserstein (and its predecessor Wasserstein Perella & Co.) for six years, specializing in mergers and acquisitions as well as leveraged finance, as a vice president at Salomon Brothers, and as a senior consultant at Price Waterhouse; and

•
For Mr. McGregor, as a seasoned executive with active supervisory experience of financial and accounting functions, including as President and Chief Executive Officer of Broadcom Corporation and President and Chief Executive Officer of Philips Semiconductor.

Director Nominations
General Criteria and Process. In identifying and evaluating director candidates, the Governance Committee does not set specific criteria for directors. As expressed in the Governance Committee charter, in nominating candidates, the Governance Committee shall comply with the requirements of the Company’s Bylaws and take into consideration such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Governance Committee may use and pay for assistance from consultants, including obtaining background checks, and advice from outside counsel, to assist its review and evaluation.
In evaluating candidates, the Governance Committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board. Accordingly, as part of its evaluation of each candidate, the Governance Committee takes into account how that candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.
Shareholder Nominations. Shareholders who wish to recommend nominees for consideration by the Governance Committee may submit their nominations in writing to our Corporate Secretary at the address set forth below under “Annual Report”. The Governance Committee may consider such shareholder recommendations when it evaluates and recommends nominees to the Board for submission to the shareholders at each annual meeting. Shareholders proposing nominees for director must comply with the eligibility, advance notice and other provisions of the Company’s shareholder nominations policy. Under the policy, the shareholder must provide timely notice of the nomination to us to be considered by the Governance Committee in connection with the Company’s next annual meeting of shareholders. To be timely, the Corporate Secretary must receive the shareholder’s nomination and the information required in the policy on or before December 30th of the year immediately preceding such annual meeting. A copy of the policy is available on the Investor Relations section of the Company’s website, www.ingrammicro.com.

Contacting the Board and Further Information on Corporate Governance
Any interested person who desires to communicate with the Company’s non-employee directors may so do as follows:

•	confidentially or anonymously through the Company’s Hotline, 1 (877) INGRAM2, or 1 (877) 464-7262; or

•
by writing to the Board of Directors. The Corporate Secretary will promptly forward such interested person communications so received to the Company’s Board of Directors, to the individual director or directors to whom the communication was addressed or to other appropriate departments or outside advisors, depending on the nature of the concern. Interested persons who wish to communicate directly with the Board of Directors may do so by writing to our Corporate Secretary, Worldwide Legal Department, Ingram Micro Inc., 1600 East Saint Andrew Place, Santa Ana, California 92705.

Our code of conduct, the Guidelines, our shareholder nominations policy and our committee charters are accessible by following the links to “Governance” on the Company’s website at www.ingrammicro.com. Furthermore, upon request to our Corporate Secretary at the address set forth immediately above under “Annual Report”, we will provide copies of our code of conduct, the Guidelines, our shareholder nominations policy and our committee charters without charge.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by our current directors, our named executive officers as set forth under “Summary Compensation Table” elsewhere in this proxy statement, our current directors and current executive officers as a group, and beneficial owners of more than 5% of our common stock. Except as otherwise indicated, all information is as of March 16, 2015. On March 16, 2015, there were 156,256,960 shares of common stock outstanding (excluding treasury shares).

	Common Stock
Name	Shares Beneficially Owned		% of Class (1)
Directors:
Dale R. Laurance	73,549	(2)(3)	*
Howard I. Atkins	63,604	(2)(3)	*
David A. Barnes	2,781	(2)	*
Leslie S. Heisz	6,626	(2)(3)	*
John R. Ingram (4)	3,417,890	(2)(5)	2.2
Linda Fayne Levinson	72,940	(2)(3)	*
Scott A. McGregor	30,377	(2)	*
Carol G. Mills	2,855	(2)	*
Wade Oosterman	—	(2)(3)	*
Joe B. Wyatt	228,184	(2)	*
Named Executive Officers:
Alain Monié	707,670	(2)	*
William D. Humes	212,831	(2)	*
Paul Read	15,035	(2)	*
Shailendra Gupta	135,693	(2)	*
Larry C. Boyd	137,531	(2)	*
Executive Officers and Directors, as a group (17 persons)	5,340,527	(2)(3)(5)	3.4

Other 5% Shareholders:
Entities Affiliated with FMR LLC	20,841,026	(6)	13.3
BlackRock, Inc.	14,764,580	(7)	9.5
Entities affiliated with Donald Smith & Co., Inc.	7,801,689	(8)	5.0
The Vanguard Group	9,765,561	(9)	6.3

*	Represents less than 1% of our outstanding common stock.

(1)	Treasury shares are not included when calculating percent of class of common stock.

(2)
The following table shows the number of shares of our common stock beneficially owned by our current directors, our named executive officers and our current directors and current executive officers as a group in respect of: (i) vested options, (ii) options that vest within 60 days of March 16, 2015, (iii) shares of common stock held by Fidelity Management Trust Company as administrator of the Ingram Micro 401(k) Plan, based on information received from such administrator as of December 31, 2014, and (iv) shares of common stock held by New York Life Retirement Plan Services as record keeper and custodian of the Ingram 401(k) Plan administered by The Ingram 401(k) Committee, based on information received from such administrator as of December 31, 2014.

Name	Vested Options	Options Scheduled to Vest within 60 days of March 16, 2015	Shares Held by Fidelity Management Trust Company as Record Keeper and Trustee of the Ingram Micro 401(k) Plan	Shares Held by New York Life Retirement Plan Services as Record Keeper and Custodian of the Ingram 401(k) Plan Administered by the Ingram 401(k) Committee for Ingram Industries Inc.
Dale R. Laurance	43,558	—	—	—
Howard I. Atkins	—	—	—	—
David A. Barnes	—	—	—	—
Leslie S. Heisz	—	—	—	—
John R. Ingram	52,763	3,253	—	8,789
Linda Fayne Levinson	23,983	—	—	—
Scott A. McGregor	—	—	—	—
Carol G. Mills	—	—	—	—
Wade Oosterman	—	—	—	—
Joe B. Wyatt	180,425	3,379	—	—
Alain Monié	585,976	—	—	—
William D. Humes	145,590	—	—	—
Paul Read	—	—	—	—
Shailendra Gupta	25,270	—	—	—
Larry C. Boyd	88,100	—	1,443	—
Executive Officers and Directors, as a group (17 persons)	1,219,677	6,632	1,443	8,789

(3)
Excludes 181,190; 9,033; 50,453; 5,592; and 11,995 restricted stock units owned by Dr. Laurance, Mr. Atkins, Ms. Heisz, Ms. Levinson, and Mr. Oosterman, respectively, which are vested, but for which settlement is deferred and will not occur within 60 days of March 16, 2015.

(4)	Mr. Ingram is a trustee of the E. Bronson Ingram QTIP Marital Trust (the “QTIP Trust”), and accordingly can be deemed to be the beneficial owner of shares held by the QTIP Trust.

(5)
Includes 3,099,259 and 3,099,259 shares, for Mr. Ingram and all executive officers and directors as a group, respectively, which shares are held by various trusts or foundations of which these individuals are trustees or where such individuals could each be deemed to be the beneficial owner of the shares.

(6)
This information was obtained from the Schedule 13G/A filed with the SEC on February 13, 2015 by FMR LLC ("FMR"), 245 Summer Street, Boston, Massachusetts 02210, representing shares held as of December 31, 2014. FMR reports sole voting power with respect to 5,051,890 shares and sole dispositive power with respect to 20,841,026 shares. Edward C. Johnson 3d, Chairman of FMR, and Abigail P. Johnson, Director, Vice Chairman, Chief Executive Officer and President of FMR LLC, through their voting control of FMR, report beneficial ownership with respect to 20,841,026 shares. The beneficial ownership reported by FMR includes shares held by its subsidiaries FMR Co., Inc., Pyramis Global Advisors (Canada) ULC, Pyramis Global Advisors Trust Company, Pyramis Global Advisors, LLC and Strategic Advisers, Inc.

(7)
This information was obtained from the Schedule 13G/A filed with the SEC on January 15, 2015 by BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, New York 10022, representing shares held as of December 31, 2014. BlackRock reports sole voting power with respect to 13,349,792 shares and sole dispositive power with respect to 14,764,580 shares.

(8)
This information was obtained from the Schedule 13G filed with the SEC on February 3, 2015 by Donald Smith & Co., Inc. and Donald Smith Long/Short Equities Fund, L.P., 152 West 57th Street, New York, New York 10019, representing shares held as of December 31, 2014. Donald Smith & Co., Inc. reports sole voting power with respect to 2,208,324 shares and sole dispositive power with respect to 7,801,689 shares. Donald Smith Long/Short Equities Fund, L.P. reports sole voting power with respect to 29,434 shares and sole dispositive power with respect to 7,801,689 shares.

(9)
This information was obtained from the Schedule 13G/A filed with the SEC on February 10, 2015 by The Vanguard Group (“Vanguard”), 100 Vanguard Blvd., Malvern, Pennsylvania, 19355, representing shares held as of December 31, 2014. Vanguard reports sole voting power with respect to 102,622 shares, sole dispositive power with respect to 9,674,839 shares, and shared dispositive power with respect to 90,722 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, reports beneficial ownership of 90,722 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, reports beneficial ownership of 11,900 shares as a result of its serving as investment manager of Australian investment offerings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based upon a review of filings with the SEC and/or written representations that no other reports were required, we believe that all of our directors, executive officers and beneficial owners of more than 10% of our Class A common stock complied during fiscal 2014 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

TRANSACTIONS WITH RELATED PERSONS
The Board adopted the Company’s Related Person Transaction Policy in November 2007, which policy is in writing, to assist the Board in reviewing and taking appropriate action concerning related person transactions and assist the Company in preparing the disclosure that the Securities and Exchange Commission rules require to be included in the Company’s applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and their related rules. This policy is intended to supplement, and not to supersede, the Company’s other policies that may be applicable to or involve transactions with related persons, such as our policies for determining director independence and the Company’s Code of Conduct and Conflicts of Interests policies. The policy covers any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships (including indebtedness and guarantees of indebtedness and transactions involving employment and similar relationships) involving the Company and any director, nominee or executive officer, or any immediate family member thereof, or any 5% or greater beneficial owner of the Company’s voting securities, in each case, having a direct or indirect material interest in such transaction. Any such transaction must be approved or ratified by the Board or a designated committee thereof consisting solely of independent directors, which unless the Board designates otherwise, shall be the Governance Committee of the Board or the Chair of the Governance Committee in between regular meetings of the Committee.

We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

REPORT OF THE HUMAN RESOURCES COMMITTEE
The following Report of the Human Resources Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Ingram Micro filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.
The Human Resources Committee of the Board of Directors has furnished the following report.
The Human Resources Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of the proxy statement with management of Ingram Micro, and based on this review and discussion, recommended to the Board of Directors of Ingram Micro that such “Compensation Discussion and Analysis” be included in Ingram Micro’s proxy statement for the 2015 annual meeting of shareholders for filing with the SEC.

Members of the Human Resources Committee of the Board of Directors of Ingram Micro Inc.

Howard I. Atkins (Chair)
John R. Ingram
Linda Fayne Levinson
Carol G. Mills
Wade Oosterman

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis reviews the compensation provided to our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated officers and two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year (collectively, the Named Executive Officers, or “NEOs”) as determined under the rules of the SEC and set forth in the Summary Compensation Table. The NEOs for the fiscal year ended January 3, 2015 (or “fiscal 2014”) are as follows:

2014 NEOs	Position as of January 3, 2015
“Corporate NEOs”:
Alain Monié	Chief Executive Officer (“CEO”)
William D. Humes	Chief Financial Officer (“CFO”)
Paul Read	President and Chief Operating Officer (“COO”)
Larry Boyd (1)	Executive Vice President, Secretary and General Counsel
“Business Unit NEO”:
Shailendra Gupta	Executive Vice President and President, Mobility

"Previous Corporate NEOs"
Alain Maquet (2)	Former Executive Vice President, Corporate
Ernie Park (3)	Former Chief Information Officer

(1)
Mr. Boyd has been Executive Vice President, Secretary and General Counsel since June 2009. Between January 2004 and June 2009, he was the Company's Senior Vice President, Secretary and General Counsel. Prior to January 2004, Mr. Boyd held various positions in the legal department since joining Ingram Micro in January 2000.

(2)	Mr. Maquet retired from his role as Executive Vice President, Corporate on August 1, 2014.

(3)	Mr. Park was hired as Chief Information Officer on December 2, 2013 and, by mutual agreement, his employment ended on June 6, 2014.
Executive Summary
Decisions Regarding Material Elements of Compensation. The following summarizes the decisions of the Human Resources Committee (the “Committee”) regarding the material elements of 2014 compensation, all as further described in this Compensation Discussion and Analysis.

•
Base Pay Increases.  The Committee met in March 2014 to review the base pay of each NEO and determine any base pay changes. Salaries are reviewed annually to ensure they are externally competitive, reflect individual performance and are internally equitable relative to other Ingram Micro executives. As a result, the Committee increased our CEO’s base salary by 11.1% and maintained our CFO’s base salary at 2013 levels. For our remaining NEOs, Mr. Read's base salary was increased by 5.0%, Mr. Gupta’s base salary was increased by 3.0% and Mr. Boyd's base salary was increased by 3.0%. Mr. Maquet and Mr. Park did not receive an increase. Increases were effective June 2014.

•
Setting Challenging Targets Under Our Annual Executive Incentive Award Program (“EIAP”). The primary objective of the 2014 EIAP was to drive focus on growth and returns of the overall business. All NEOs had financial targets and individual requirements that were combined to determine the payment amount. The Corporate NEOs' financial metrics were Earnings Per Share ("EPS"), revenue growth, and Return on Invested Capital ("ROIC"). In addition to these metrics and his individual objectives, Mr. Gupta's EIAP required the Mobility business to meet certain revenue growth, operating income and return on working capital performance requirements.

The corporate financial metrics in the 2014 EIAP were weighted as follows and tied to achieving the specified targets: 60% was weighted on achievement of improving Non-GAAP EPS results to target of $2.67, with a threshold set at $2.40 and maximum at $2.85; 20% was weighted on growing worldwide revenue to a year over year growth target of 4.1%, with a threshold set at 2% and maximum at 5%; the remaining 20% required ROIC achievement of a threshold of 9%, target of 10.1% and maximum of 11%.

The organization embraced these challenges and significantly exceeded the revenue growth targets put in place, with 2014 worldwide revenue growing 9.2% over 2013 revenue. The Non-GAAP EPS results of $2.56 achieved 96% of our target and ROIC of 9.8% achieved 97% of the target and exceeded our weighted average cost of capital. Combined, the three worldwide financial metrics resulted in a slightly above target achievement (104.8%) under the financial components of the EIAP. As further discussed on pages 33 and 34, the amounts earned by the NEO's reflect the combination of their achievement of individual performance goals and the Company's performance against set financial targets.

•	Granting Performance-Based Equity Awards. The Committee granted both stock options and performance-based restricted stock units (“PSUs”) to our NEOs as follows:

(1)	20% of the target grant value was in stock options that vest in three equal installments in June 2015, 2016, and 2017 and expire in 5 years.

(2)	30% of the target grant value was earned based on achievement of fiscal 2014 pre-tax profitability goals and will vest in equal installments in June 2016 and 2017 (“PT PSUs”);

(3)
50% of the target grant value was in PSUs that will be eligible for vesting in June 2017 based on achievement of earnings per share goals over a three-year performance measurement period (2014-2016) (“EPS PSUs”).

The total grant value of the equity awards for the NEOs, excluding the CEO, was between 108% and 285% of their respective base salaries. The CEO's grant value was 550% of his annual base salary. The target grant values above align award values with those of the NEOs' peers in our comparator group of companies, reflect individual performance levels and responsibilities, keep stock dilution to a competitive level, and are consistent with the Committee’s desire to place significant weight on long-term performance.
Focus on Long-Term Value Creation. At executive management levels, compensation focuses on long-term shareholder value creation, reflecting the fact that, in conjunction with the Board, Ingram Micro’s NEOs are responsible for setting and achieving long-term strategic goals. In support of this responsibility, compensation is heavily weighted towards equity incentives and other performance-based compensation that rewards long-term value creation for shareholders. The following charts show the CEO and other current NEOs' target and actual annual compensation mix for 2014.

In the tables below, target compensation equals the sum of 1) base salary, 2) target EIAP award, and 3) grant date fair value of equity awards assuming target level performance over the measurement period for the EPS PSUs (as disclosed in the Summary Compensation Table). The actual compensation replaces target EIAP awards with the value that was actually earned.

Pay-for-Performance and CEO Compensation. As illustrated by the above charts, Ingram Micro emphasizes pay-for-performance with performance-based compensation (annual and long-term incentives) constituting 88% of the CEO’s actual total annual compensation and 74% of other NEO total compensation. This performance-based compensation includes performance shares which require the achievement of specific performance targets intended to drive shareholder value over the long term in order for the PSUs to be earned, and stock options, the value of which is aligned with shareholder value. Summarized below is the comparison of the CEO’s total compensation compared to annual TSR over the past three years using the closing stock price on December 31 of each year.

Year	Annual TSR	Change in Total CEO Compensation
2014 (1)	17.8%	15%
2013 (2)	38.2%	5.4%
2012 (3)	(7.0)%	(1)%

(1)
Increase in table reflects CEO's total annual compensation earned during 2014 compared to 2013 without the special premium-priced option awards granted in 2013 valued at $5.0 million with an exercise price of $26.00 and a closing price on the grant date of $23.91; CEO's compensation decreased 32% if premium-priced option award is included.

(2)	Increase in table reflects CEO’s total annual compensation earned during 2013; when the special premium-priced option award is included, CEO compensation increased 77.6%.

(3)	Decrease in compensation for 2012 reflects a comparison of current CEO’s total compensation to the 2012 compensation of the former CEO.
Focus on Best Practices. The Committee periodically examines the Company’s executive compensation practices in an effort to align them with best practices and evolving trends. For example (and as described further below):

•
Executives are subject to significant stock ownership guidelines, including the requirement for executives to obtain permission from the Company before selling shares, even during an open trading period;

•	A claw-back policy exists that provides for the repayment of incentive compensation in appropriate circumstances;

•	Different performance metrics are used under the Company’s short-term and long-term incentive plans;

•	Awards under the Company’s short-term and long-term incentive plans are capped to limit windfalls;

•	The Company has a policy prohibiting its associates (including our executive officers and directors) from using Company stock in hedging transactions;

•
None of the Company’s directors or executive officers engage in short sales of Company securities, hold Company securities in a margin account or have Company securities pledged as collateral for a loan, and any Company securities transaction requires approval from the General Counsel;

•	None of the current executive officers have employment agreements;

•	Benefits and perquisites represent a very small proportion of NEO compensation;

•	The Company’s change in control policy requires a “double trigger” before benefits are paid and does not have any provision for tax gross-ups;

•	Repricing of options is not permitted without the consent of shareholders;

•
The Committee retains and consults with its independent outside compensation consultant on a regular basis and has sole discretion to engage or terminate its compensation consultants and other advisors.

Effect of Prior Shareholder Say-on-Pay Advisory Vote. In June 2014, our shareholders approved our executive compensation programs, as disclosed in last year’s proxy statement, in an advisory “say-on-pay” vote, with 80.5% of votes cast in favor of approval. While this result did not impact decisions about our 2014 compensation programs, which were already in place by June, we believe the approval of our 2013 compensation programs shows support for the types of programs discussed in this proxy statement and, accordingly, that no material changes to our compensation programs are necessary. The Committee continually evaluates the programs to make sure they are appropriate and in the best interests of shareholders.

Independence of Compensation Consultant. After review and consultation with Cook, the Committee determined that Cook is independent and that there is no conflict of interest resulting from retaining Cook currently or during fiscal 2014. In reaching these conclusions, the Committee considered the factors set forth in the SEC rules.

Overall Design and Rewards of the Executive Compensation Program
Design Elements. The Company primarily operates in the extremely competitive, rapidly changing, and low-margin technology distribution industry and is expanding into the higher margin, supply chain, mobility and cloud services sectors. The broad objectives and key features of each element of the executive compensation program established by the Company and approved by the Committee are:

Compensation Element	Objectives	Key Features
Base Salary
Links performance and pay by providing competitive levels of base salary for each executive officer based on his or her role and responsibilities within the Company. Used to attract and retain executive talent in a very competitive marketplace.

Reflects:
•    Peer median for positions with similar responsibilities and business size.

•    An executive’s responsibilities and performance, as demonstrated over time.

•    Local country indexation as applicable.

Salaries are reviewed annually to ensure they are externally competitive, reflect individual performance and are internally equitable relative to other Ingram Micro executives.

Annual Executive Incentive Award Program
Provides incentives to focus executives on the actions necessary to attain the Company’s Board-approved annual business plan.

Identifies what is expected for the year from the standpoint of corporate, business unit, regional and country results.

Links reward to accomplishment of goals within executives’ control and encourages both profitable growth and operating efficiency.

Committee establishes incentive targets as a percentage of each NEO’s base salary that approximate the median market practice of comparable positions at comparator peer group companies.

Payouts depend on meeting performance targets such as pre-tax profit, revenue growth, EPS, return on invested capital, return on working capital, operating income, and specified strategic objectives over the course of a one-year performance period.

Performance targets vary for Corporate NEOs versus Business Unit NEOs to reflect appropriate differences in their responsibilities.

Equity-Based Long-Term Incentive Award Program
Aligns the long-term goals of our executives with those of our shareholders to increase shareholder value.

Rewards stock price appreciation and ties wealth accumulation to performance.

Encourages retention through the overlapping of multi-year performance periods.

Committee reviews competitive, market-median and historical award values for each NEO and the individual performance of each NEO to establish the equity-based award values.

Payouts depend on meeting performance targets such as pre-tax profit, total shareholder return, return on invested capital, operating income % of revenue, or earnings per share results over the performance measurement period.

Benefits and Perquisites	Provide conservative levels of nonperformance-based compensation.	In general, our NEOs participate in the Company’s broad-based health and welfare, life insurance, disability and retirement programs for management employees.
Design Principles. Ingram Micro believes a major portion of NEO compensation should be at risk and subject to the financial performance of the Company. The only guaranteed forms of NEO compensation are base salaries, benefit programs and perquisites that are generally available to all management associates. The remainder of compensation must be earned through the attainment of predetermined financial or strategic performance objectives or share price appreciation. Compensation programs are designed to align the financial interests of our NEOs with those of our shareholders by providing appropriate near- and long-term financial incentives that reward executives for achieving objectives that enhance shareholder value. Our key design principles include:

1.	Target executive compensation with reference to the market median (50th percentile) for each element of pay and in total to be competitive with other employment opportunities.

•	A competitive compensation program is critical in attracting, retaining and motivating the Company’s senior leadership in order to achieve its long-term business and financial objectives.

•
The Company benchmarks executive officer compensation annually against survey data from Mercer’s Executive Benchmark Database covering general industry companies with annual revenues between $6 billion and $24 billion, as well as a comparator peer group of 36 publicly traded companies in four related industries (Technology Distributors, Electronic Equipment Manufacturers, Logistics and Health Care Distributors, and Retailers and Other Companies), to assess the competitiveness of total compensation and pay mix. This comparator peer group is a closer match to the market capitalization of the Company than the general industry data. The following peer group is the same as was used for benchmarking purposes for the prior year, except that PSS World Medical was removed due to its acquisition by McKesson in 2013:

Technology Distributors	Electronic Equipment Manufacturers	Logistics and Healthcare Distributors	Retailers and Other Companies
• Anixter Int’l • Arrow Electronics • Avnet • Insight Enterprises • ScanSource • SYNNEX • Tech Data	• Agilent Technologies • AVX • Celestica • Flextronics Int’l • Itron • Jabil Circuit • Mettler-Toledo • Molex • Vishay Intertech	• AmerisourceBergen • C.H. Robinson • Henry Schein • McKesson • Owens & Minor • Pacer Int’l • Patterson Companies • UTi Worldwide	• AECOM Tech • Ashland • AutoNation • Grainger (WW) • Lexmark • Office Depot • O’Reilly Automotive • Oshkosh • Timken • United Stationers • Wesco Industries • Williams-Sonoma

This comparator peer group was selected by taking certain measures into consideration and is summarized in the following table:

•	Size: Companies with market capitalization that generally range around Ingram Micro’s market capitalization.

•	Business Focus: Publicly traded companies with representation weighted towards distribution and other related industries with which we compete for executive talent.

•	Consistency: The peer group should be relatively stable and preferably be multi-national companies.

	2014 Comparator Peer Group Data as of October 31, 2013 ($ in millions)
	Revenue	Market Cap	Employees
75th percentile	$11,056	$6,977	23,500
Median	7,030	4,189	15,000
25th percentile	4,076	1,993	8,450
Ingram Micro*	42,554	3,621	21,800
* As of December 28, 2013

•
Ingram Micro management engages an executive compensation consulting firm to conduct a total compensation study of executive officers. For 2014 compensation decisions, management engaged Mercer to collect and report the general industry survey data which was then reviewed by Cook, the Committee’s independent outside advisor. Due to the unique revenue characteristics of a distribution business (e.g., high revenues at low margins), revenue is not directly comparable to general industry benchmarks. As a result, general industry market data was used for companies with significantly lower revenues than Ingram Micro. Cook provided the Committee with its own analysis and conclusions to be drawn from the data and advised the Committee on setting appropriate compensation levels for Ingram Micro’s NEOs, including our CEO.

•
Cook’s compensation report examined the competitiveness of Ingram Micro’s executive compensation programs in total and by each element of compensation (base pay, annual incentives, and long-term incentives). In doing so, the value of each of Ingram Micro’s NEO’s compensation elements was compared to median information available from the defined comparator group. Benefits and perquisites were not included in the 2014 report as they represent a small portion of our executive officers’ total remuneration.

2.    Internal pay equity is important. Balancing competitiveness with internal equity helps support management development and movement of talent worldwide throughout Ingram Micro. Differences in actual compensation between employees in similar positions will reflect individual performance, future potential and business results. This effort also helps Ingram Micro promote talented managers to positions with increased responsibilities and provides meaningful developmental opportunities.

3.    Pay-for-Performance. Ingram Micro emphasizes pay-for-performance, as indicated by the charts above under “Focus on Long-Term Value Creation”, which show that 88% of the CEO’s total target annual compensation and 73% of the other NEOs’ total target compensation is performance-based. This performance-based compensation includes performance shares which require the achievement of specific performance targets intended to drive shareholder value over the long term in order for the PSUs to be earned, and stock options, the value of which is aligned with shareholder value.
What is Rewarded. Executive compensation is designed to reward achievement of targeted financial results and individual performance. Our performance metrics are generally based on financial results, excluding restructuring charges, integration and transition costs directly related to acquisitions and implementation of cost-reduction programs and the impacts of any unplanned acquisitions. These metrics are regularly used by our management internally to understand, manage and evaluate our business and make operating decisions. The following table defines each performance metric used as an executive incentive measure, and states why the metric was selected and the compensation programs which use that metric.

Metric	Definition	Why Selected	Pay Programs
Earnings Per Share (“EPS”)	EPS is defined as net income divided by weighted average number of diluted shares outstanding.
EPS is widely tracked and reported by analysts and used as a measure to evaluate Ingram Micro’s performance. EPS growth is used in recognition of both the effect it can have on Ingram Micro’s stock price and the prevalence of its use by other companies.
Equity-Based Long-Term Incentive Award Program Annual Executive Incentive Award Program

Pre-tax Profit (“PT”)	PT is based upon results reported under generally accepted accounting principles.	PT is considered an important performance measurement to ensure focus on profitability.	Equity-Based Long-Term Incentive Award Program Annual Executive Incentive Award Program

Return On Invested Capital (“ROIC”)
ROIC is defined as operating income, net of income taxes calculated based on Ingram Micro’s applicable effective tax rate for the fiscal year, divided by the average invested capital for the fiscal year. Average invested capital is equity plus debt less cash and cash equivalents at the beginning of the performance period and at the end of each quarter therein.

ROIC provides a measure of the efficiency with which Ingram Micro invests its capital in the business. ROIC incorporates elements of both profit generation and the capital invested in the business and provides a meaningful gauge of the level of overall shareholder value generation when compared to the weighted average cost of capital.
Annual Executive Incentive Award Program Equity-Based Long-Term Incentive Award Program

Return on Working Capital ("ROWC")	ROWC is defined as net operating profit after tax divided by average working capital dollars employed (accounts receivable plus inventory less accounts payable)	ROWC provides a measure of the efficiency with which Ingram Micro manages its working capital in the business and a focus on optimizing profit from capital employed.	Annual Executive Incentive Award Program

Revenue Growth	Revenue Growth is defined as year over year increase in revenue.	Provides focus on growing the top line of the business. As technology continues to evolve, we seek to grow our business with new product and service offerings and expansion into developing markets.	Annual Executive Incentive Award Program

Individual performance is assessed via the Performance Management Process (“PMP”)
PMP is designed to establish specific objectives for associates related to overall Ingram Micro goals and help them understand their role in meeting these objectives. Objectives are established for specific initiatives, major responsibilities key to their position, critical competencies, and individual developmental requirements.

PMP is an effective tool in assessing performance against individual goals. Once Ingram Micro objectives are established, salaried associates (including NEOs) set individual objectives aligned with the Company’s strategic direction. At year end, salaried associate performance is assessed against established goals and executive competencies and behaviors.
Base Salary Equity-Based Long-Term Incentive Award Program Annual Executive Incentive Award Program

Operating Income % of Revenue (OI%)	OI% is the income from operations divided by net sales	Provides focus on growing more profitable business	Equity-Based Long-Term Incentive Award Program

Total Shareholder Return (“TSR”)	TSR is the increase (or decrease) in stock price plus any dividends paid over a period of time divided by the market stock price at the beginning of the period.	To increase focus on TSR and increase value to our shareholders.	Equity-Based Long-Term Incentive Award Program

Exclusion of any items from the calculation of any of these measures must be pre-approved by the Committee.

Elements of Compensation
The elements of NEO compensation are annual base salary, annual bonus, long-term equity-based incentives, benefits and perquisites. The mix and proportion of these elements to total compensation is benchmarked annually against the survey median data and peer group of comparator companies for each NEO. The Committee, at its sole discretion, may make changes to the mix or relative weighting of each compensation element. The Committee is provided tally sheets that itemize the total compensation package of each NEO and takes into consideration the impact a change in one element may have on other elements and total compensation. A summary of each element of compensation and how the amount and formula are determined is presented below.

How Designed and Determined
Base Salary. Each NEO is eligible for an annual salary review. The Committee reviews and takes into consideration recommendations for changes to base salaries of NEOs and other Section 16 reporting officers from our CEO (except with respect to his own compensation) and Cook. Our CEO’s recommendations are based on a number of considerations, including the executive’s scope of responsibilities within the organization, his personal assessment of the executive’s performance and overall contribution to the achievement of Ingram Micro’s short-term and long-term objectives, the executive’s performance in relation to individual performance objectives established during the PMP, the executive’s pay history, the executive’s current salary versus the competitive median levels reported by the peer group of companies and market surveys, internal equity considerations and Ingram Micro’s overall Company performance. However, there is no set formula or weighting assigned to these factors. Our CEO discusses his recommendations with Cook and the Committee, but the Committee in executive session makes a final determination of base pay for each NEO upon completion of these discussions.
Our CEO’s salary is determined by the Committee based on its review of his overall performance, data on competitive compensation levels for CEOs in the comparator group of companies, proxy information for direct competitors and market surveys, as well as Ingram Micro’s overall performance. These considerations are discussed among the Committee members and Cook in an executive session of the Committee. No members of management are present during these deliberations.
The Committee met in March 2014 and determined the annual merit increase appropriate for each NEO, effective the first pay period in June 2014. As previously discussed, the Committee increased our CEO’s base salary by 11.1% and maintained our CFO’s base salary at 2013 levels. For our remaining NEOs, Mr. Read's base salary was increased by 5.0%, Mr. Gupta’s base salary was increased by 3.0% and Mr. Boyd's base salary was increased by 3.0%. All increases were effective June 2014. Mr. Maquet and Mr. Park did not receive any increase.
2014 Annual Executive Incentive Award Program. Each NEO has a cash incentive target established by the Committee as a percentage of base salary, as set forth in the table below. The percentage approximates the median market practice of comparable positions based on the data from our comparator peer group (see “Design Principles” above).

Target Annual Incentive as % of Annual Base Salary
2014
Mr. Monié	150%
Mr. Humes	90%
Mr. Read	100%
Mr. Gupta	70%
Mr. Boyd	60%
Mr. Maquet	70%
Mr. Park	70%

The Committee established performance targets required to fully fund a $7 million bonus pool under the 2014 EIAP within the first 90 days of the 2014 fiscal year. This pool was fully funded since the company achieved a PT of more than the required performance of at least $300 million in fiscal year 2014. The Committee exercised negative discretion to determine the final amount of the bonus pool for each Section 162(m) officer (all of our current NEOs other than Mr. Humes) and did not approve a full payout of the bonus pool. In determining and approving the final bonus amount for each Section 162(m) officer, the Committee took into consideration: the financial performance against pre-established objectives for the business that each 162(m) officer was responsible for; the overall company performance; improvement in stock price; and the Section 162(m) officer’s individual performance against pre-established objectives. Our CEO’s 2014 EIAP payment was based on the Company’s Revenue Growth, EPS and ROIC performance against the 2014 plan, the improvement in stock price and his achievement of delivering above expectations on the following strategic objectives: EPS and ROIC improvement, successful execution of our organization effectiveness global initiative, establishment of capabilities in Mobility Services, key acquisition performance according to plan and continued expansion through acquisition.

As a result of the Committee’s detailed assessment, each 162(m) officer earned award payments under the 2014 EIAP from the bonus pool as follows:

Section 162(m) Bonus Pool		Total % of Target Incentive	Total EIAP Award ($)
Mr. Monié		124.8%	1,857,599
Mr. Read	(1)	123.8%	924,928
Mr. Gupta	(2)	136.4%	620,741
Mr. Boyd	(3)	121.8%	339,388
Total EIAP to 162(m) Officers			3,742,656

(1) Mr. Read's award took into consideration the Company's overall financial performance and his execution on the following strategic objectives: our organization effectiveness global initiative, growth of the Technology Services business in specific markets, and development of new businesses.
(2) Mr. Gupta’s award took into consideration the performance of the global mobility business, the Company’s overall financial performance and his execution on the following strategic objectives: Mobility Services, Mobility expansion into Latin America, strengthening of mobility business in Asia Pacific and Middle East Turkey and Africa.
(3) Mr. Boyd's award took into consideration the Company's overall financial performance and his execution on the following strategic objectives: integration of key acquisitions, global compliance with focus on newly entered countries, succession planning, and key talent development.

Mr. Gupta also received a discretionary bonus of SGD$600,000 in recognition of successful completion of the BrightPoint integration with regard to cost and revenue synergies and one-time cost management.

As the CFO, Mr. Humes is not considered a 162(m) officer so he was not eligible for an award from the above Section 162(m) bonus pool. The 2014 EIAP for Mr. Humes was based on the Company’s overall Revenue Growth, EPS and ROIC performance against the 2014 plan and his achievement of the following strategic objectives over the fiscal year: our organization effectiveness initiative, solid control environment, global shared services and strategic sourcing initiatives and solid capital and financing management. Mr. Humes was eligible for his target incentive upon the Company achieving the financial objectives described above and had the opportunity to earn an additional 20% of his target bonus if he successfully completed all his strategic objectives.

The following chart illustrates the calculation of the overall Company achievement of EPS, Revenue Growth, and ROIC that together make up the worldwide financial achievement under the 2014 EIAP. The total financial award earned = A + B + C = 104.8% of Target Award.
2014 EIAP Achievement:

Overall Company Results (1)	Minimum	Target (Plan)	Maximum	Actual
Worldwide EPS Target and Results	$2.40	$2.67	$2.85	$2.56
A. % of Incentive Award Earned (weighted 60%)	30.0%	60.0%	120.0%	47.8%
Worldwide Revenue Growth year over year % Target and Results	2.0%	4.1%	5.0%	9.2%
B. % of Incentive Award Earned (weighted 20%)	10%	20%	40%	40.0%
Worldwide ROIC % Target and Results	9%	10.1%	11%	9.8%
C. % of Incentive Award Earned (weighted 20%)	10%	20%	40%	17.0%
A + B + C = Worldwide Financial Achievement % of Target Earned Incentive Award:		47.8% + 40.0% + 17.0% = 104.8%

(1)
Financial results exclude the impact of material acquisitions and other costs as outlined in the program, consisting primarily of reorganization, integration and transition costs associated with the integration of our acquisitions and the implementation of profit enhancement programs. Incentive awards for achievement between the specified minimum, target and maximum are interpolated on a straight-line basis.

Non-162(m) Officer. Under the terms of the 2014 EIAP, Mr. Humes earned award payments as follows:

2014	Region	Worldwide Financial Achievement	Strategic Objectives Achievement	Total % of Target Incentive
Mr. Humes	Worldwide	104.8%	19.0%	123.8%
Equity-Based Long-Term Incentive Award Programs
For 2014, the Committee decided to grant stock options in addition to continuing its practice of granting PSUs to the executive officers on the first trading day of June. The Committee’s determination of individual values of the stock option and PSU awards with respect to NEOs, other than the CEO, was based on its evaluation of recommendations by the CEO that included the review of competitive data, market median, long-term incentive award values for each NEO and the individual performance of each NEO. With respect to the CEO, the Committee, in its sole discretion, determined the long-term equity value for the CEO by considering the CEO’s performance and comparative peer group information. During this process the Committee consulted with its outside advisor, Cook.

•	This target value was delivered to the NEOs in the form of stock option and PSU grants as follows:

◦	20% of the target grant value in stock options that vest in three equal installments in June 2015, 2016, and 2017 and expire in 5 years. These stock options had the Black-Scholes value of $5.77.

◦
30% of the target grant value would be earned based on achievement of fiscal 2014 pre-tax profitability goals (PT PSUs) and, to the extent earned, will vest in equal installments in June 2016 and 2017; and

◦
50% of the target grant value will be eligible for vesting in June 2017 based on achievement of earnings per share goals (EPS PSUs) in the final year of a three-year performance measurement period (2014-2016).

•
The target dollar value granted for the NEOs, excluding CEO, ranged from 108% to 285% of their respective base salaries. The CEO target grant was 550% of his annual base salary. The awards were based on comparison to peer group and individual performance.

2014 Annual Equity-Based Long-Term Incentive Award Program Grant Values (1)
Mr. Monié	$5,500,008
Mr. Humes	1,299,974
Mr. Read	1,999,982
Mr. Gupta	800,006
Mr. Boyd	492,265
Mr. Maquet	—
Mr. Park	—

(1)
Value at grant is based on the grant date fair value of $27.96 per PSU on June 2, 2014 with respect to all NEOs and the Black-Scholes value of $5.77 per option determined on the same date. More details of this accounting value can be found in the Summary Compensation Table footnotes below.

The PSUs and stock options discussed above were granted to the NEOs in June 2014 with the goals and target dollar values approved by the Committee within the first 90 days of the fiscal year.

2014 Stock Option Awards. Each non-qualified stock option entitles an executive to purchase one share of Company stock at a set price per share after the stock option vests. The stock options vest in three equal installments in June 2015, 2016 and 2017 and expire in five years.

2014 Performance Awards.  Each PSU entitles an executive to one share of Company stock if and when the PSU becomes both earned and vested.

•
PT PSUs. The PT PSUs are eligible to be earned based on the achievement of fiscal 2014 PT goals, with vesting of any earned amount in equal installments in June 2016 and June 2017. The Committee confirmed on March 10, 2015 that the 2014 PT result exceeded the predetermined target level ($75 million), resulting in 100% of the PT PSUs becoming eligible for vesting on the following schedule: 50% on June 2, 2016, and 50% on June 2, 2017 as long as the participant is employed in good standing on the vesting date (other than due to specified conditions such as retirement, death or termination without cause).

•
EPS PSUs. The EPS PSUs are eligible to be earned based on EPS achievement over a three-year period (fiscal 2014-2016). To the extent the Company achieves specific EPS results at the end of the three year measurement period, the earned portion of the PSUs will fully vest on June 2, 2017 (or at the time the Committee confirms the EPS performance for fiscal year 2016, if later) if the NEO remains employed by the Company on the vest date (other than due to specified conditions such as death or termination without cause). The Committee believes the targets were set with appropriate levels of difficulty for the three-year performance measurement period. The maximum number of EPS PSUs available to vest under this 2014 program will be capped at 200% of the target number of units.

	% of Target Award That Vests on June 2, 2017
Performance over fiscal years 2014 – 2016	Threshold	Target	Maximum
EPS achievement	25%	100%	200%
Performance Awards from Prior Years. As previously disclosed, the 2012 Executive Long-Term Performance Share Program (EPS/ROIC PSUs) had a three-year performance measurement period (January 2012 – December 2014). In establishing the 2012 program, the Committee determined that any related costs, benefits and invested capital from a material acquisition in the final year of the measurement period should be excluded from the calculation of EPS and ROIC results. In addition, the Committee determined that restructuring, integration and transition costs directly related to the integration of our acquisitions and implementation of cost reduction programs as well as noncash amortization of acquired intangible assets should be excluded. Impacts of 2014 acquisitions were excluded because they were not material and did not impact the overall achievement, which was capped at 100%. Based on these exclusions, the three-year EPS compound annual growth rate was 17.5% and the three-year average ROIC was 10.9% for the measurement period. These results exceeded the minimum requirements and thus resulted in the combined achievement level under the plan of 100% of the target 2012 EPS/ROIC PSUs being earned by the participants, including the NEOs, who met the employment requirements of the award. Vesting of the earned shares will occur on June 1, 2015.
As previously disclosed, the 2012 Executive Long-Term Performance Share Program (TSR PSUs) had a three-year performance measurement period (January 2012 – December 2014). The number of units that vest is determined based on the TSR of Ingram Micro's common stock as compared to the TSR of a peer index of five companies. TSR is based on the return of the 90 calendar-day average stock prices between October 3, 2011 to December 31, 2011 and October 3, 2014 to December 31, 2014. While Ingram Micro's TSR during the performance period was 47.15%, it was not greater than the peer group average. As a result no shares will be earned (vest) by the participants, including the NEOs, who received this award.

Stock Ownership and Retention Policy; Policy against Hedging Transactions
Our stock ownership and retention policy requires our Section 16 reporting officers to achieve holdings of Ingram Micro common stock with a value equal to three to six times their base salary. The multiple is determined by salary grade. The CEO’s target is six times his base salary. The target for the other NEOs, except Mr. Boyd, is four times their base salaries. Mr. Boyd's ownership target is three times his base salary. NEOs are not required to reach their share ownership target level by a specific date. Instead, until the ownership requirement is met, they are required to retain 50% of their net after-tax shares resulting from the vesting of all restricted stock or PSU awards and 50% of the net after-tax shares resulting from the exercise of stock option awards. Shares owned include: shares held by the executive directly or through a broker, shares held jointly by the executive and his/her current spouse, shares held by the executive’s current spouse, shares held by the executive’s dependent children, shares held by the executive in a custodial account or irrevocable trust, and shares held by the executive in the Ingram Micro 401(k) Plan. Vested stock options do not count toward satisfaction of the ownership requirement.
The Company’s Insider Trading Policy and Executive Stock Ownership and Retention Policy provides that shares of Ingram Micro stock shall not be made subject to a hedge transaction or puts and calls. None of the Company’s directors or executive officers engage in short sales of Company securities, hold Company securities in a margin account or hold Company securities pledged as collateral for a loan.

Compensation Recovery Policy
The Committee adopted a Compensation Recovery Policy in January 2010. This policy, commonly referred to as a “clawback” policy, authorizes the Company to recover annual or long-term incentive compensation earned and received or realized in the previous 36 months by the NEOs, other Section 16 reporting officers, other key executives, and the Vice President of Internal Audit (each a “Covered Employee”) in the event of a “recoverable event” (as defined in the policy). A recoverable event includes a covered employee’s engagement in certain conduct that is detrimental to Ingram Micro, or the grant, vesting and/or payment of “incentive compensation” (as defined in the policy), or the calculation of the magnitude of any such incentive compensation, that is based on materially inaccurate financial results or performance metrics.
Under the policy, Ingram Micro’s Board of Directors or the Committee, may, in its sole discretion, take any or all of the following actions upon its determination that a recoverable event has occurred with respect to a Covered Employee: (i) cause the Covered Employee to forfeit any unvested incentive compensation as of the recoverable event, (ii) cause the Covered Employee, regardless of prior vesting, to forfeit any unpaid incentive compensation as of the recoverable event, and/or (iii) recover any and all incentive compensation earned and received or realized by the Covered Employee during the period commencing on the date of the occurrence of the recoverable event and ending on the date on which it determines that the recoverable event has occurred, but not to exceed the 36-month period preceding the date of such determination (with interest).
This policy is applicable to our short-term and long-term incentive award programs adopted by the Company for its executive officers and other key employees designated by the Committee as Covered Employees.

Severance Recoupment Policy
Ingram Micro has instituted a policy that stipulates that if an executive officer receives any severance payments or other benefits under the Executive Officer Severance Policy and the Company subsequently determines that the executive officer had engaged in conduct which constituted “cause” for the termination of his employment by the Company, the executive officer is obligated to reimburse the Company for all payments and the value of all benefits received by the executive officer which would not have been received if the executive officer’s employment had been terminated by the Company for “cause”, including interest.

Benefits and Perquisites
We do not use benefit programs or perquisites as a primary compensatory element or as an enhancement to executive officer compensation. In general, our executive officers participate in Ingram Micro’s broad-based health and welfare, life insurance, disability, and retirement programs for management employees. Perquisites are generally limited to home or mobile office computer and telecommunications equipment and services and a periodic health examination provided by the Company.
For U.S. executive officers, the Company offers participation in a 401(k) plan with Company matching contributions as the only qualified retirement program. In addition, Ingram Micro offers certain U.S. highly compensated employees, including the NEOs based in the U.S., an opportunity to participate on a voluntary basis in our Supplemental Investment Savings Plan (the “Supplemental Plan”), a nonqualified deferred compensation arrangement. In general, the Supplemental Plan operates to restore 401(k) plan benefits, including Company matching contributions, which were reduced or limited by the Internal Revenue Code (the “Code”). Participants in both the 401(k) plan and the Supplemental Plan may elect to defer a total of up to 50% of their base salary and annual bonus. In 2014, the Company’s matching contribution was equal to 50% of the first 5% of eligible compensation deferred under the Ingram Micro 401(k) Plan and Supplemental Plan.
Mr. Gupta receives a retirement contribution of 15% of base salary each year. The Company contributes the maximum amount into the Singapore Central Provident Fund under his name and the remainder is paid to him in cash. The amount of this payment in 2014 is noted under “All Other Compensation” in the “Summary Compensation Table” elsewhere in this proxy statement.

Relocation Assistance and Expatriate Assignment Arrangements
As an international company, we recruit executives globally. We also provide career development opportunities and promotions by moving our executives to locations throughout the world. We have an International Expatriate Assignment Policy applicable to associates working for Ingram Micro who are transferred from their home country of residence and placed on an international assignment for a specified period of time and whom management has approved to be covered by this policy. We generally provide assistance relating to such relocation, including travel costs, home leave for the associate and the associate’s family, reimbursements for necessary work and residency permits, disposition of home country automobile, transportation, storage of household goods and personal effects, cost of living allowances, relocation and housing assistance, reimbursements for customary and reasonable transaction expenses, dependent education costs, and tax preparation services for home and host country income tax filings.
In addition, Ingram Micro’s International Assignment Tax Equalization Policy is intended to eliminate tax inequities or benefits that normally result from accepting a temporary expatriate foreign assignment. Ingram Micro associates covered under this policy will be provided tax equalization benefits. Accordingly, such associate will not recognize any income tax-related financial losses or gains as a result of an international assignment. Part of this tax protection requires that the Company pay the tax on some of the allowances in order for the associate to receive the full allowance that is meant to cover his or her actual expense. In order to ensure that the associate pays no more or no less tax as a result of an international assignment, the associate will be responsible for a “stay-at-home” tax liability, an estimate of the home country tax the associate would have paid had he or she remained in the home country. To assist the associate in meeting the stay-at-home tax liability, an estimated amount of tax is withheld from the associate’s pay each pay period (hypothetical tax) if the stay-at-home country is a tax withholding country. In general, if upon final determination of the associate’s actual stay-at-home tax for a given tax year, the total actual stay-at-home tax exceeds the hypothetical tax that was withheld from the associate’s pay for that tax year, the associate will reimburse Ingram Micro for the difference. If the actual stay-at-home tax is less than the associate’s hypothetical tax withheld, Ingram Micro will reimburse the associate for the difference.
The Company requested that Mr. Gupta, in his role as Executive Vice President and President, Mobility, relocate to the United Kingdom in April 2014. As a result of this request, Mr. Gupta, an Indian citizen who has been living and working for the Company in Singapore since 2004, received benefits under the Company's International Assignment Tax Equalization Policy. Mr. Gupta was tax-equalized to Singapore for all components of his compensation. Under the Company's Policy and to assist Mr. Gupta and his family with his relocation, the Company provided reimbursement for a house-hunting trip; shipment of household goods; air fare for his family; work and residency permits; 90 days temporary housing; and relocation allowance. He received a housing allowance; contribution towards the property management costs to maintain his Singapore residence; transportation allowance; annual home leave; medical and dental insurance; and tax preparation services for Singapore and United Kingdom for the length of his assignment. The details of these reimbursements are reported under the "Other Compensation" column in the "Summary Compensation Table". To ensure Mr. Gupta receives the full value of the allowances tied to his United Kingdom assignment, these payments are tax-equalized and the Company pays the local taxes due on these payments. Upon completion of his assignment, Mr. Gupta and his spouse will be repatriated to Singapore or to a new country location in the case of agreed upon reassignment.
During 2014, Mr. Maquet received the remainder of the one year of dependent children education reimbursement that was agreed to in connection with his transfer to the United States in August 2013. Any income earned while in the European role continues to be tax-equalized to France. The Company agreed to provide professional tax preparation services to prepare Mr. Maquet’s United States, French and Belgium tax returns through 2016 in order to apply any tax equalization arrangement that was in effect during his assignment in Belgium which may continue to be applied to his earned income prior to his transfer to the United States in August 2013.

Executive Retiree Medical Program
The Company maintains a U.S. Executive Retiree Medical Program (“Retiree Medical”). The Retiree Medical allows all U.S.-based executives, who are at least age 55 with 10 or more years of service or at least age 60 with 5 or more years of service, and their enrolled dependents, to continue participation in the Company’s fully insured plan upon departure from the Company. The participant in the Retiree Medical is responsible for 100% of the applicable insurance premiums for their enrolled dependents and themselves and may only participate until the retiree or participating dependent becomes eligible for coverage under another employer’s medical care plan or Medicare benefits. Mr. Maquet is eligible for this benefit as a result of his retirement from the Company in 2014. Mr. Boyd is eligible for this benefit in the event of his retirement from the Company.

Change in Control and Termination of Employment Arrangements
Change in Control Policy. In September 2010, the Committee adopted the Company’s Change in Control Policy (the “CIC Policy”), which applies to all of our NEOs. The CIC Policy is intended to provide eligible officers of the Company with reasonable financial security in their employment and position with the Company, without distraction from uncertainties regarding their employment created by the possibility of a potential or actual change in control of the Company. The CIC Policy is a “double-trigger” policy in that it entitles a participant to severance benefits (including accelerated vesting of equity awards) in the event the participant’s employment terminates under specified circumstances in connection with, or within 24 months following, a change in control, subject to the participant’s execution of a release and covenant agreement satisfactory to the Company. The CIC Policy also provides that, if equity awards are not assumed or substituted in a change in control, the equity awards will become fully vested and any performance targets for uncompleted performance periods shall be treated as satisfied at target. A summary of the terms and conditions of the CIC Policy, including a detailed description of the severance benefits and estimated values of these benefits, is set forth under “Potential Payments on Termination or Change in Control” elsewhere in this proxy statement. The CIC Policy does not provide for any tax gross-up to participants.

Executive Officer Severance Policy. The Executive Officer Severance Policy (the “Severance Policy”) applies to our CEO and our executive officers elected by the Board of Directors (which includes all the NEOs). Under the terms of the Severance Policy, executive officers are entitled to severance benefits if their employment is terminated by the Company without “cause” outside of the change in control context and certain conditions are satisfied. In such cases, subject to the execution of a release and covenant agreement satisfactory to the Company, eligible executive officers will be entitled to the severance benefits described in “Potential Payments on Termination or Change in Control” elsewhere in this proxy statement. The Committee believes the Severance Policy provides a reasonable level of protection such that our executive officers are not concerned with potential personal economic exposure in the event of actions by the Company and so instead are focused on our business goals and objectives. The Committee periodically reviews both the Severance Policy and the CIC Policy to ensure they are providing appropriate protections compared to the estimated costs.
Employment Agreement with Alain Maquet.  In connection with the transfer of Mr. Maquet to the United States in August of 2013, the Company agreed to honor the severance terms of his French employment contract, which required Mr. Maquet or the Company to provide the other party with six months’ notice prior to termination for any reason other than cause. In addition, the Company agreed to provide severance pay equal to thirty-two months of average salary (defined as base salary and target annual bonus). The appropriate notice period was followed, and Mr. Maquet received his full severance benefits when he retired from the Company in August 2014.

Internal Revenue Code Section 162(m) Policy
Under Code Section 162(m), a corporation cannot take a tax deduction for individual compensation exceeding $1 million in any taxable year for a public company’s chief executive officer and up to three other most highly compensated executive officers (other than the chief financial officer), unless the compensation qualifies as “performance-based compensation” within the meaning of Section 162(m). The Committee considers the anticipated tax treatment to us and our executive officers when reviewing our executive compensation and other compensation programs.
The Committee generally seeks to structure performance-based compensation (both short- and long-term) with the intent that it qualifies for deductibility under Code Section 162(m). We believe that the gains realized at the time of exercise of nonqualified stock options granted under the terms of shareholder-approved stock plan are fully deductible in accordance with Section 162(m). In addition, the Committee generally structures grants of PSUs and the Annual Executive Incentive Award Plan with the intent that they qualify for deductibility in accordance with Section 162(m). Nevertheless, the Committee retains full authority to approve compensation arrangements for our executive officers that do not satisfy the requirements of Section 162(m) when it believes that other considerations outweigh the tax deductibility of the compensation.

SUMMARY COMPENSATION TABLE
The following table sets forth information concerning total compensation earned or paid to our NEOs for services rendered to us during the 2014, 2013 and 2012 fiscal years.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Alain Monie (7)	2014	992,307	__	4,400,009	1,099,999	1,857,599	32,309	8,382,223
Chief Executive Officer	2013	876,923	__	4,966,994	4,982,180	1,437,978	23,813	12,287,888
	2012	840,501	—	4,453,150		1,613,670	34,169	6,941,490

William D. Humes	2014	708,750	—	1,039,972	260,002	789,689	13,089	2,811,502
Chief Financial Officer	2013	667,500	—	2,026,097		575,326	11,615	3,280,538
	2012	606,000	—	1,743,851	—	575,905	15,540	2,941,296

Paul Read	2014	747,115	180,000	1,599,983	399,999	924,928	16,945	3,868,970
Chief Operating Officer	2013	161,539	180,000	2,370,493	—	161,539	130	2,873,701

Shailendra Gupta	2014	650,741	451,020	640,005	160,002	620,741	356,040	2,878,549
Executive Vice President	2013	670,480	—	1,013,062	—	538,329	147,107	2,368,978
and President, Mobility	2012	647,027	147,329	968,794	—	124,100	143,252	2,030,502

Larry C. Boyd	2014	464,406	—	393,817	98,448	339,388	5,089	1,301,148
Executive Vice President, Secretary
and General Counsel

Alain Maquet (8)	2014	355,928	—	—	—	247,510	2,622,707	3,226,145
Former Executive Vice President,	2013	579,056	121,178	962,395	—	355,407	296,252	2,314,288
Corporate	2012	550,886	—	932,450	—	269,549	198,583	1,951,468

Ernest Park (9)	2014	253,846	700,000	—	—	173,552	1,281,112	2,408,510
Former Chief Information Officer

(1)	The salary information provided is as of the last payroll period ending prior to the end of our fiscal year.

•	Salaries paid to all NEOs except Mr. Gupta, reflect an extra pay period due to the timing of our fiscal year end.

•
Mr. Gupta, as an expatriate in the United Kingdom, is tax equalized to Singapore. While the majority of his pay was paid in Singapore dollars through Singapore payroll, a portion of his pay was paid in Pounds. Salary paid in Singapore dollars and in Pounds were converted to U.S. dollars for reporting purposes using the 2014 fiscal year-end exchange rate as of January 3, 2015 of SGD 1 = US$0.7517 and GBP 1 = US$1.5359, respectively.

(2)
Mr. Read, hired as President and Chief Operating Officer as of September 30, 2013, had a sign-on bonus of $360,000 of which the first 50% was paid on his first paycheck and the remaining was paid six months later in 2014. Mr. Gupta received a discretionary bonus in recognition of his contribution in integrating BrightPoint and Ingram Micro Mobility. This discretionary bonus of SGD 600,000 was converted to U.S. dollars using the January 3, 2015 year-end exchange rate of SGD 1 = US$0.7517.

(3)
Stock Awards reflect the aggregate grant date fair value, calculated in accordance with ASC 718, for PSU awards granted during the respective year. PSU awards granted during 2014 included an annual award granted to the NEOs on June 2, 2014. The valuation assumptions and methodology used to determine such amounts are set forth in Notes 2 and 12 to our Consolidated Financial Statements included in our Form 10-K for the year ended January 3, 2015. The Grant date value of the EPS and PT awards is $27.96 per unit for all grants. In the event the EPS awards achieve the maximum performance level of 200%, the value of the EPS and PT equity will be as follows:

•	Mr. Monié - 255,723 units; Maximum value $7,150,015.

•	Mr. Humes - 60,442 units; Maximum value $1,689,958.

•	Mr. Read - 92,989 units; Maximum value $2,599,973

•	Mr. Gupta - 37,196 units; Maximum value $1,040,001

•	Mr. Boyd - 22,888 units; Maximum value $639,949.

(4)
The NEOs received an annual award of Non-Qualified Stock Options on June 2, 2014 under the Ingram Micro 2011 Incentive Plan, as amended, with an exercise price of $27.96, the closing price of IM stock on June 2, 2014. The options will vest in three equal annual installments beginning June 2, 2015 and expire on June 1, 2019. The grant date fair value of the stock options shown in the table is based on a Black-Scholes $5.77 per share value on June 2, 2014 and was determined in accordance with ASC 718 using the following assumptions: stock price volatility of 25.94%; expected option life of 3.5 years; dividend yield of 0%; and risk free interest rate of 1.023%.

(5)
Non-Equity Incentive Plan Compensation for 2014 represents the 2014 EIAP that was paid in March 2015. Mr. Gupta’s EIAP payment was converted using the 2014 fiscal year-end exchange rate as of January 3, 2015 of SGD 1 = US$0.7517. Mr. Maquet and Mr. Park, under the terms of their Separation Agreement, were respectively paid a pro-rated portion of their 2014 EIAP based on actual financial performance achieved during the Company's 2014 fiscal year.

(6)	The amounts in this column for 2014 are itemized in the “All Other Compensation Table – Fiscal Year 2014” table following these footnotes.

(7)
The “Total Realized Compensation” shown below includes all cash compensation as disclosed in the Summary Compensation Table and any income on the exercise of stock options and PSUs released during that calendar year.

In two of the past three years, Mr. Monié’s realized compensation has been lower than the disclosed compensation in the Summary Compensation Table. In January 2012, Mr. Monié was promoted to President and CEO and on October 1, 2013 his title was changed to CEO. While the 2013 Summary Compensation Table records the premium options Mr. Monié was granted, no income has been realized from this grant. In 2014, Mr. Monie's realized compensation was higher than the disclosed compensation in the Summary Compensation Table because his 2011 new hire grant of restricted stock units and performance shares vested at a value of $5,277,289, and he realized a gain of $457,520 from the exercise of stock options granted to him prior to his departure in 2010.

(8)
Mr. Maquet was Executive Vice President, Corporate prior to his termination of employment, effective July 31, 2014. After his transfer to the United States in August 2013, Mr. Maquet retained certain provisions of his French contract. Under the terms of Mr. Maquet's French employment contract, Mr. Maquet received a payment of $2,622,007, which is equivalent to 32 months of average salary (defined as base salary and target bonus); when he retired from the Company in August 2014.

(9)
Mr. Park was Executive Vice President and Chief Information Officer prior to his termination of employment, effective June 6, 2014. Under the terms of his employment, he received a sign-on bonus on March 14, 2014 in the amount of $700,000 and reimbursement for certain relocation costs under the Company's relocation policy. Upon Mr. Park's termination, he received a mutually agreed total payment of $1,122,500.

All Other Compensation Table — Fiscal Year 2014

Name	Company Contributions to Retirement Savings Plans ($) ( a )	Health/ Welfare Benefits ($) (b)	Expatriate Compensation ($) ( c )	Misc. ($) ( d )	Total All Other Compensation ($)
Alain Monié	24,663	2,200	0	5,446	32,309
William D. Humes	12,389	700	0	0	13,089
Paul Read	0	2,089	0	14,856	16,945
Shailendra Gupta (e)	97,611	0	245,811	12,618	356,040
Larry Boyd	2,973	2,116	0	0	5,089
Alain Maquet	0	700	0	2,622,007	2,622,707
Ernest Park	5,971	700	0	1,274,441	1,281,112

(a)	Company Contributions to Retirement Savings Plans — Consists of employer contributions to qualified and nonqualified retirement savings plans and personal retirement accounts.

(b)	Health/Welfare Benefits — Consists of executive physical examinations and executive long-term disability insurance premiums.

(c)
Expatriate Compensation — For Mr. Gupta, consists of $21,252 in expatriate health insurance premiums; $80,635 in housing allowance in the United Kingdom; car allowance of $20,781; and relocation expenses of $123,143.

(d)
Miscellaneous — For Mr. Monie and Mr. Read, consist of $5,446 and $14,856, respectively, for spousal travel to a Company sponsored event. For Mr. Gupta, consists of $11,686 in transportation allowances and $932 in parking and Group Business Travel Insurance. For Mr. Maquet, consists of severance pay of $2,622,007. For Mr. Park, consists of severance of $1,122,500, employer-paid severance benefits of $7,441, temporary housing of $93,000 and $51,500 of other relocation expenses.

(e)
Tax Equalization — Consists of foreign taxes paid, tax settlements and other taxes related to foreign assignments that were paid by the Company in 2014 over and above the individual’s stay-at-home tax obligations. The amounts cannot be reported at this time for Mr. Gupta because the tax equalization settlement is not finalized to date.

PLAN-BASED AWARDS GRANTED IN LAST FISCAL YEAR
The following table provides information relating to plan-based awards granted to the NEOs during the 2014 fiscal year ended January 3, 2015.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2014

	Grant Date	Human Resources Committee Meeting Dates Approving Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)
Name			Thres-hold ($)	Target ($)	Maxi-mum ($)	Thres-hold (#)	Target (#)	Maxi-mum (#)
Alain Monié	(1) 6/02/14	3/11/2014	—	—	—	—	59,013	—	—	—	—	1,650,003
	(1) 6/02/14	3/11/2014	—	—	—	24,589	98,355	196,710	—	—	—	2,750,006
	(2) 6/02/14	3/11/2014	—	—	—	—	—	—	—	190,641	27.96	1,099,999
	(3) N/A	3/11/2014	744,231	1,488,461	3,274,614	—	—	—	—	—	—	—

William D. Humes	(1) 6/02/14	3/11/2014	—	—	—	—	13,948	—	—	—	—	389,986
	(1) 6/02/14	3/11/2014	—	—	—	5,812	23,247	46,494	—	—	—	649,986
	(2) 6/02/14	3/11/2014	—	—	—	—	—	—	—	45,061	27.96	260,002
	(3) N/A	3/11/2014	318,938	637,875	1,403,325	—	—	—	—	—	—	—

Paul Read	(1) 6/02/14	3/11/2014	—	—	—	—	21,459	—	—	—	—	599,994
	(1) 6/02/14	3/11/2014	—	—	—	8,941	35,765	71,530	—	—	—	999,989
	(2) 6/02/14	3/11/2014	—	—	—	—	—	—	—	69,324	27.96	399,999
	(3) N/A	3/11/2014	373,558	747,115	1,643,653	—	—	—	—	—	—	—

Shailendra Gupta	(1) 6/02/14	3/11/2014	—	—	—	—	8,584	—	—	—	—	240,009
	(1) 6/02/14	3/11/2014	—	—	—	3,577	14,306	28,612	—	—	—	399,996
	(2) 6/02/14	3/11/2014	—	—	—	—	—	—	—	27,730	27.96	160,002
	(3) N/A	3/11/2014	227,545	455,089	1,001,196	—	—	—	—	—	—	—

Larry C. Boyd	(1) 6/02/14	3/11/2014	—	—	—	—	5,282	—	—	—	—	147,685
	(1) 6/02/14	3/11/2014	—	—	—	2,201	8,803	17,606	—	—	—	246,132
	(2) 6/02/14	3/11/2014	—	—	—	—	—	—	—	17,062	27.96	98,448
	(3) N/A	3/11/2014	139,322	278,644	613,016	—	—	—	—	—	—	—

Alain Maquet(4)	N/A	3/11/2014	118,087	236,174	519,583	—	—	—	—	—	—	—

Ernest Park(4)	N/A	3/11/2014	82,802	165,603	364,327	—	—	—	—	—	—	—

(1)
Ingram Micro granted two separate awards of PSUs under the 2011 Incentive Plan, as amended, on June 2, 2014 to reward achievement of financial goals that support increased shareholder value. The metrics are defined and discussed in more detail in “Compensation Discussion and Analysis” above.

•
PT PSUs: The first award of 59,013, 13,948, 21,459, 8,584 and 5,282 PSUs at “Target”, respectively, to Messrs. Monié, Humes, Read, Gupta and Boyd relate to PT performance metrics. Since the award provides only for a single payout, that amount is reported as “Target”.

•
EPS PSUs: The second award of 98,355, 23,247, 35,765, 14,306 and 8,803 PSUs at “Target”, respectively, to Messrs. Monié, Humes, Read, Gupta and Boyd relate to EPS performance metrics.  The maximum number of EPS PSUs available to vest for over achievement of performance goals is 200% of the target award.

(2)
Ingram Micro granted Non-Qualified Stock Options under the 2011 Incentive Plan, as amended, on June 2, 2014, with an exercise price of $27.96, which was the closing price of the Company's stock on June 2, 2014. The options will vest in three equal annual installments beginning June 2, 2015 and expire on June 1, 2019. The grant date fair value of the stock options shown in the table is based on a Black-Scholes $5.77 per share value on June 2, 2014 and was determined in accordance with ASC 718 using the following assumptions: stock price volatility of 25.94%; expected option life of 3.5 years; dividend yield of 0%; and risk free interest rate of 1.023%.

(3)	Award granted under the 2014 EIAP. See the discussion above under “Compensation Discussion and Analysis — How Designed and Determined — Annual Executive Incentive Award Program”.

(4)	Messrs. Maquet and Park received a prorated non-equity incentive plan payout, but were not granted equity in 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2014
The following table provides information relating to outstanding equity awards held by the NEOs at January 3, 2015.

		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (a)
Alain Monié:
		47,370	—	15.59	6/30/2015	—	—	—	—
		36,390	—	19.55	8/22/2015	—	—	—	—
		35,550	—	18.45	8/22/2015	—	—	—	—
	(1)	466,666	933,334	26.00	11/18/2017	—	—	—	—
	(2)	—	190,641	27.96	6/1/2019	—	—	—	—
	(3)	—	—	—	—	120,275	3,288,319	—	—
	(4)	—	—	—	—	0	0	—	—
	(5)	—	—	—	—	40,092	1,096,115	—	—
	(6)	—	—	—	—	—	—	123,475	3,375,807
	(7)	—	—	—	—	—	—	123,475	3,375,807
	(8)	—	—	—	—	82,317	2,250,547	—	—
	(9)	—	—	—	—	—	—	98,355	2,689,026
	(10)	—	—	—	—	59,013	1,613,415	—	—
Total:		585,976	1,123,975			301,697	8,248,396	345,305	9,440,640

William D. Humes:
		68,010	—	20.70	1/2/2017	—	—	—	—
		77,580	—	17.80	1/1/2018	—	—	—	—
	(2)	—	45,061	27.96	6/1/2019	—	—	—	—
	(3)	—	—	—	—	49,485	1,352,920	—	—
	(4)	—	—	—	—	0	0	—	—
	(5)	—	—	—	—	16,495	450,973	—	—
	(6)	—	—	—	—	—	—	50,367	1,377,034
	(7)	—	—	—	—	—	—	50,367	1,377,034
	(8)	—	—	—	—	33,578	918,023	—	—
	(9)	—	—	—	—	—	—	23,247	635,573
	(10)	—	—	—	—	13,948	381,338	—	—
Total:		145,590	45,061			113,506	3,103,254	123,981	3,389,641

Paul Read:
	(2)	—	69,324	27.96	6/1/2019	—	—	—	—
	(6)	—	—	—	—	—	—	41,973	1,147,542
	(7)	—	—	—	—	—	—	41,973	1,147,542

		Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (a)
	(8)	—	—	—	—	27,982	765,028	—	—
	(9)	—	—	—	—	—	—	35,765	977,815
	(10)	—	—	—	—	21,459	586,689	—	—
Total:		—	69,324			49,441	1,351,717	119,711	3,272,899

Shailendra Gupta:
		25,270	—	17.80	1/1/2018	—	—	—	—
	(2)	—	27,730	27.96	6/1/2019	—	—	—	—
	(3)	—	—	—	—	27,491	751,604	—	—
	(4)	—	—	—	—	0	0	—	—
	(5)	—	—	—	—	9,164	250,544	—	—
	(6)	—	—	—	—	—	—	25,184	688,531
	(7)	—	—	—	—	—	—	25,184	688,531
	(8)	—	—	—	—	16,789	459,011	—	—
	(9)	—	—	—	—	—	—	14,306	391,126
	(10)	—	—	—	—	8,584	234,687	—	—
Total:		25,270	27,730	—	—	62,028	1,695,846	64,674	1,768,188

Larry C. Boyd:
		21,540	—	19.55	1/2/2016	—	—	—	—
		21,030	—	18.45	7/2/2016	—	—	—	—
		20,260	—	20.70	1/2/2017	—	—	—	—
		25,270	—	17.80	1/1/2018	—	—	—	—
	(2)	—	17,062	27.96	6/1/2019	—	—	—	—
	(3)	—	—	—	—	17,010	465,053	—	—
	(4)	—	—	—	—	0	0	—	—
	(5)	—	—	—	—	5,670	155,018	—	—
	(6)	—	—	—	—	—	—	15,740	430,332
	(7)	—	—	—	—	—	—	15,740	430,332
	(8)	—	—	—	—	10,493	286,879	—	—
	(9)	—	—	—	—	—	—	8,803	240,674
	(10)	—	—	—	—	5,282	144,410	—	—
Total:		88,100	17,062			38,455	1,051,360	40,283	1,101,338

Alain Maquet:
	(3)	—	—	—	—	26,460	723,416	—	—
	(4)	—	—	—	—	0	0	—	—
	(5)	—	—	—	—	8,820	241,139	—	—
	(6)	—	—	—	—	—	—	23,924	654,082
	(7)	—	—	—	—	—	—	23,924	654,082
	(8)	—	—	—	—	15,950	436,073	—	—
Total:		—	—	—	—	51,230	1,400,628	47,848	1,308,164

Ernest Park:		—	—	—	—	—	—	—	—

(a)	All values are based on the closing price ($27.34) of Ingram Micro stock on the last trading day of the fiscal year (January 2, 2015).

(1)
Mr. Monié received a grant of premium-priced Non-Qualified Stock Options (1,400,000) on November 18, 2013 under the Ingram Micro 2011 Incentive Plan, as amended, with an exercise price of $26.00 per share. The closing price of IM stock on November 18, 2013 was $23.91. The options will vest in three equal annual installments beginning November 18, 2014 and expire on November 18, 2017. The grant date fair value of the stock options shown in the table is based on a Black-Scholes $3.5587 per share value on November 18, 2013 and was determined in accordance with ASC 718 using the following assumptions: stock price volatility of 25.59%; expected option life of 3 years; dividend yield of 0%; and risk free interest rate of 0.56%.

(2)
Non-Qualified Stock Options were granted on June 2, 2014 under the Ingram Micro 2011 Incentive Plan, as amended, with an exercise price of $27.96, the closing price of IM stock on June 2, 2014. The options will vest in three equal annual installments beginning June 2, 2015 and expire on June 1, 2019. The grant date fair value of the stock options shown in the table is based on a Black-Scholes $5.77 per share value on June 2, 2014 and was determined in accordance with ASC 718 using the following assumptions: stock price volatility of 25.94%; expected option life of 3.5 years; dividend yield of 0%; and risk free interest rate of 1.023%.

(3)
PSUs were granted on June 1, 2012 to reward achievement of goals that support increased shareholder value, and will be earned if Ingram Micro achieves pre-established financial performance goals (EPS growth and average ROIC) over a three-year performance measurement period (2012-2014). On March 10, 2015, the Committee approved the Company's 2012 Performance Share Program's performance results at 100% achievement of target results (the amount presented in this table). The shares will vest on June 1, 2015.

(4)
PSUs were granted on June 1, 2012 to reward achievement of goals that support increased shareholder value, and will be earned if Ingram Micro’s TSR over a three-year performance measurement period (2012-2014) exceeds the three-year TSR of a specific peer group over the performance measurement period. If Ingram Micro’s three-year TSR does not exceed the peer group’s TSR, no shares will be issued in 2015 in respect of such PSUs. On March 10, 2015, the Committee approved the Company's 2012 Performance Share Program's performance results at 0% achievement of target results (the amount presented in this table) and no shares will be issued under this program.

(5)
PSUs were granted on June 1, 2012 under the 2012 Performance Share Program. The 2012 PT result exceeded the requirement resulting in 100% achievement of the PSUs, 50% vested on June 1, 2014 and 50% will vest on June 1, 2015.

(6)
PSUs were granted on June 3, 2013 to reward achievement of goals that support increased shareholder value, and will be earned if Ingram Micro achieves pre-established financial performance goals (EPS, OI & ROIC) over a three-year performance measurement period (2013-2015). If specific threshold performance levels are not met, no shares will be issued in 2016 in respect of such PSUs. The number in the table represents the amount that will vest upon 100% achievement of target results. Mr. Read’s award was granted on October 1, 2013 and Mr. Park's award was granted on December 2, 2013 and have the same measurement/performance criteria as all other NEOs’ awards. Mr. Park's award was canceled during 2014. The following shows the maximum that may be earned:

•	Maximum at 150% for Mr. Monié is 185,213 units.

•	Maximum at 150% for Mr. Humes is 75,551 units.

•	Maximum at 150% for Mr. Read is 62,960 units.

•	Maximum at 150% for Mr. Gupta is 37,776 units.

•	Maximum at 150% for Mr. Boyd is 23,610 units.

•	Maximum at 150% for Mr. Maquet is 35,886 units.

(7)
PSUs were granted on June 3, 2013 to reward achievement of goals that support increased shareholder value, and will be earned if Ingram Micro’s TSR over a three-year performance measurement period (2013-2015) exceeds the three-year TSR of a specific peer group over the performance measurement period. If Ingram Micro’s three-year TSR does not exceed the peer group’s TSR, no shares will be issued in 2016 in respect of such PSUs. The number in the table represents the amount that will vest upon Ingram Micro significantly exceeding peer group results and represents the amount that will vest upon 100% achievement of target results. The maximum combined payout for both the EPS, OI & ROIC plan, and the TSR plan is the combined total PSUs granted. Mr. Read’s award was granted on October 1, 2013 and Mr. Park's award was granted on December 2, 2013 and these awards have the same measurement/performance criteria as all other NEOs’ awards. Mr. Park's award was canceled during 2014.

(8)
PSUs were granted on June 3, 2013 under the 2013 Performance Share Program. The 2013 PT result exceeded the requirement resulting in 100% achievement of the PSUs, which will vest 50% on June 3, 2015 and 50% on June 3, 2016. Mr. Read’s award was granted on October 1, 2013 and Mr. Park's award was granted on December 2, 2013 and these awards have the same measurement/performance criteria as all other NEOs’ awards. Mr. Park's award was canceled during 2014.

(9)
PSUs were granted on June 2, 2014 to reward achievement of goals that support increased shareholder value, and will be earned if Ingram Micro achieves pre-established financial performance goals (EPS growth) over a three-year performance measurement period (2014-2016). If specific threshold performance levels are not met, no shares will be issued in 2017 in respect of such PSUs. The number in the table represents the amount that will vest upon 100% achievement of target results. The following shows the maximum that may be earned:

•	Maximum at 200% for Mr. Monié is 196,710 units.

•	Maximum at 200% for Mr. Humes is 46,494 units.

•	Maximum at 200% for Mr. Read is 71,530 units.

•	Maximum at 200% for Mr. Gupta is 28,612 units.

•	Maximum at 200% for Mr. Boyd is 17,606 units.

(10)
PSUs were granted on June 2, 2014 under the 2014 Performance Share Program. The 2014 PT result exceeded the requirement resulting in 100% achievement of the PSUs, which will vest 50% on June 2, 2016 and 50% on June 2, 2017.

OPTION EXERCISES AND STOCK VESTED INFORMATION FOR FISCAL YEAR 2014
The following table provides information relating to option exercises and PSU vestings for the NEOs for the period from December 29, 2013 through January 3, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Alain Monié	42,960	457,520	194,074	5,277,289
William D. Humes	71,940	694,661	30,556	870,400
Paul Read	—	—	10,576	264,823
Shailendra Gupta	30,505	307,886	22,630	649,370
Larry Boyd	73,430	697,365	14,061	403,519
Alain Maquet	—	—	22,286	639,817
Ernest Park(3)	—	—	—	—

(1)	Value realized is the difference between the fair market value of a share of the Company’s common stock on the day of exercise and the exercise price.

(2)
Value realized is calculated by multiplying the gross number of vested PSUs by the closing price of the Company’s common stock on the day the vesting occurred or, if the vesting occurred on a day the NYSE was closed for trading, the previous trading day.

(3)	Mr. Park did not exercise options or have any shares vest in fiscal 2014.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2014
The following table provides information relating to nonqualified deferred compensation balances and contributions by the NEOs for the period indicated.

Name	Executive Contributions in FY 2014 ($) (1)	Registrant Contributions in FY 2014 ($) (1)	Aggregate Earnings in FY 2014 ($)	Aggregate Withdrawals/ Distributions in FY 2014 ($)	Aggregate Balance at End of FY 2014 ($)
Alain Monié	292,644	19,433	34,567	—	786,204
William D. Humes (2)	39,047	7,946	116,516	506,659	1,093,107
Paul Read	—	—	—	—	—
Shailendra Gupta	—	—	—	—	—
Larry C. Boyd	—	—	14,686	—	1,194,831
Alain Maquet	—	—	—	—	—
Ernest Park	—	—	—	—	—

(1)
Executive officers who are paid on the U.S. payroll may voluntarily participate in the Supplemental Plan, a nonqualified deferred compensation arrangement. The Supplemental Plan, in general, operates to restore 401(k) plan benefits, including Company matching contributions, which were reduced or limited by the Internal Revenue Code. Under terms of the Supplemental Plan, participants may elect to defer up to a combined 50% of their base salary and annual bonus between the Supplemental Plan and the 401(k) Plan. In conformance with Section 409A of the Code, deferral and distribution elections are made by each participant prior to the beginning of each calendar year. The Company will have the discretion to make an employer match on behalf of the participants who make plan deferrals for 2014 and remain employed through December 31, 2014. For the 2014 Plan year, the Company made an employer match in January 2015 equal to 50% of the deferrals that did not exceed 5% of eligible compensation, reduced by the 2014 employer matching contributions to the 401(k) Plan. Participants may elect to have earnings, or losses, credited to their Supplemental Plan account as if these accounts were invested in the various investment options available under the Company’s 401(k) Plan, but excluding investment in the Ingram Micro Stock Fund. Participants may redirect their investment in the various investment fund options on a daily basis. Account balances are disbursed to participants upon their termination of employment with the Company based on the participant’s election prior to year of deferral. Participants may elect to receive their account balance as a lump-sum cash payment or in installment payments over 5, 10 or 15 years.

Executive contributions are not separately shown in the “Summary Compensation Table” but instead are deferrals from individuals’ salary and/or bonus amount shown in the “Summary Compensation Table”.

(2)	During 2014, a disbursement was made from Mr. Humes’ account in accordance with a Qualified Domestic Relations Order.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Ingram Micro maintains incentive programs, including award agreements, and Executive Officer Severance and Change in Control Policies which require Ingram Micro to provide payments and benefits to the NEOs in the event of a qualifying termination of employment with Ingram Micro and/or a change in control of Ingram Micro.
The chart below describes the termination provisions of each program and the award agreements, as well as any payments and benefits under the Executive Officer Severance and Change in Control Policies assuming the last date of employment for the NEO was the end of Ingram Micro’s fiscal year, January 3, 2015 (and therefore the cash incentive award would be considered “earned”) and/or that the change in control occurred on January 3, 2015, as applicable. These terms apply to all NEOs except those covered under individual agreements which are explained later in this section.

	Short Term Incentive — Cash (1)	Long-Term Incentives — Performance Shares and Cash	Long-Term Incentive — Stock Options	Severance Pay and Benefits (Under Severance Policy or CIC Policy) (2)
Change in Control (No Termination)	None
If award is not assumed or substituted with an equivalent award by the successor corporation, it will become fully vested, and any performance targets applicable to the award shall be treated as satisfied.
			If option is not assumed or substituted with an equivalent award by the successor corporation, it will become fully vested.	None

Qualifying Termination in Connection with Change in Control	Under CIC Policy, a prorated target bonus for the year of termination will be paid (subject to signing release of claims).	Any performance targets applicable to these awards shall be treated as satisfied and forfeiture restrictions shall lapse. Award becomes fully vested.	Options become fully vested and remain exercisable through the earlier of the second anniversary of the termination date or expiration date per the terms of the grant.
1.5 times (or 2 times for the CEO) the sum of (i) the officer’s annual base salary, (ii) target annual bonus and (iii) the annualized cost of the Company-sponsored medical, dental and vision insurance benefits in effect on the date of termination. Participation in an outplacement program for up to one year, subject to a maximum cost of $20,000.

	Short Term Incentive — Cash (1)	Long-Term Incentives — Performance Shares and Cash	Long-Term Incentive — Stock Options	Severance Pay and Benefits (Under Severance Policy or CIC Policy) (2)
Termination for Cause	None	Award shall immediately be cancelled.	All unvested options are cancelled. The Committee, at its sole discretion, may cancel vested but unexercised options.	None

Voluntary Termination	Any earned payment based on actual 2014 Company performance under the terms of the 2014 EIAP.	Award shall immediately be cancelled.	60 or 90 days to exercise vested stock options, in accordance with applicable stock option agreement. All unvested options are cancelled.	None

Retirement (3)	Any earned payment based on actual 2014 Company performance under the terms of the 2014 EIAP.
The number of units granted during retirement year will be prorated based on the number of full months of service from the grant date through the retirement date divided by 12.
The restrictions will lapse in accordance with the original grant agreement.

Options will continue to vest in accordance with the original vesting schedules. Executive has five years following the date of retirement to exercise any vested option, provided the option period does not expire first. Options that are granted during the retirement year will be prorated based on the number of full months of service from the grant date through the retirement date divided by 12.
None

	Short Term Incentive — Cash (1)	Long-Term Incentives — Performance Shares and Cash	Long-Term Incentive — Stock Options	Severance Pay and Benefits (Under Severance Policy or CIC Policy) (2)
Involuntary “Not for Cause” Termination
Any earned payment based on actual 2014 Company performance under the terms of the 2014 EIAP.

In the case where termination date is not the last day of the year, the executive will receive a prorated EIAP payment at the time payments are made under that year’s program.

The EPS/ROIC & TSR PSUs will be prorated based on the number of full months of service following the grant date through the termination date divided by 36 (with a minimum 12 months participation required). The restrictions on awards will lapse according to the original grant agreement. The PT PSUs are cancelled.
60 or 90 days to exercise vested stock options, in accordance with the applicable stock option agreement; all unvested options are cancelled.
Executives with less than 12 years of service: payment equal to the sum of their annual base salary and target annual bonus in effect on termination date.
Executives with more than 12 years of service capped at 24 months for the CEO and 18 months for all other NEOs: payment equal to the number of full years of service times one-twelfth of the sum of the annual base salary and target annual bonus in effect on termination date.
Participation in an outplacement program for up to one year following the termination date, subject to a maximum cost of $20,000.

Death or Disability	Any earned payment based on actual 2014 Company performance under the terms of the 2014 EIAP.
Eligible for full award payment, if any, based on Company performance during the measurement period as if the executive had remained employed through the end of the performance measurement period. PT PSUs vest immediately upon the performance measure being met.

All unvested options immediately vest and executive or estate has one to five years following the date of disability or death to exercise in accordance with the applicable stock option agreement, unless the options expire first.
None

(1)	Payment to be calculated and paid on the same basis and at the same time as the annual bonus payments to actively employed Ingram Micro executives under the 2014 EIAP.

(2)
Severance benefits provided under the Severance Policy and the CIC Policy are subject to the participant’s execution of a release of claims and covenant agreement satisfactory to the Company and are payable in a lump sum cash payment.

(3)
Prior to January 1, 2007, the definition of retirement for long-term equity incentives under our equity incentive plan was 50 years of age and a minimum of five years of service. Effective January 1, 2007, the definition of retirement under our equity incentive plan for awards granted to participants was amended to provide that normal retirement is defined as age 65 or greater with five or more years of service and early retirement is defined as age 55 or greater with 10 or more years of service. These retirement provisions are applicable to all NEOs.

Payments Upon Termination Table
For purposes of this analysis, we assumed:

a.	the last date of employment for the NEO is the last business day of our last fiscal year, January 3, 2015;

b.	annual base salary at termination is equal to salary as of January 3, 2015;

c.	annual target incentive at termination is equal to target incentive as of January 3, 2015; and

d.
estimated value of accelerated vesting of equity is based on the closing price of our stock ($27.34) on January 2, 2015 (the last trading day of our fiscal year) less, in the case of stock options, the applicable exercise price.

Based on these assumptions, the amount of compensation payable to each NEO (other than Mr. Maquet and Mr. Park whose payments and benefits received in connection with their terminations are described above) in each potential situation is listed in the table below:

		Long-Term Incentives		Benefits & Perquisites
	Short Term Incentive	Stock Options & Performance Shares (1)	Severance Pay	Health Premiums	Life Insurance or Disability Benefits (2)	Outplacement	Repatriation/ Relocation Expense (3)	Total
Alain Monié
Change in Control Termination	$1,500,000	$17,346,983	$5,000,000	$41,433	$—	$20,000	$—	$23,908,416
Voluntary Termination	1,857,599	—	—	—	—	—	—	1,857,599
Involuntary Not for Cause Termination	1,857,599	5,800,520	2,500,000	—	—	20,000	—	10,178,119
Death	1,857,599	17,346,983	—	—	1,000,000	—	—	20,204,582
Disability	1,857,599	17,346,983	—	—	406,693	—	—	19,611,275
William D. Humes
Change in Control Termination	614,250	5,845,804	1,945,125	34,655	—	20,000	—	8,459,834
Voluntary Termination	789,689	—	—	—	—	—	—	789,689
Involuntary Not for Cause Termination	789,689	2,378,309	1,729,000	—	—	20,000	—	4,916,998
Death	789,689	5,845,804	—	—	683,000	—	—	7,318,493
Disability	789,689	5,845,804	—	—	380,277	—	—	7,015,770
Paul Read
Change in Control Termination	735,000	3,832,165	2,205,000	28,128	—	20,000	—	6,820,293
Voluntary Termination	924,928	—	—	—	—	—	—	924,928
Involuntary Not for Cause Termination	924,928	793,057	1,470,000	—	—	20,000	—	3,207,985
Death (2)	924,928	3,832,165	—	—	735,000	—	—	5,492,093
Disability	924,928	3,832,165	—	—	384,610	—	—	5,141,703
Shailendra Gupta
Change in Control Termination	460,679	3,157,354	1,678,189	47,196	—	20,000	26,800	5,390,218
Voluntary Termination	620,741	—	—	—	—	—	—	620,741
Involuntary Not for Cause Termination	620,741	1,268,403	1,678,189	—	—	20,000	26,800	3,614,133
Death (2)	620,741	3,157,354	—	—	883,999	—	26,800	4,688,894
Disability	620,741	3,157,354	—	—	883,999	—	26,800	4,688,894

Larry Boyd
Change in Control Termination	271,843	1,959,967	1,087,370	23,745	—	20,000	—	3,362,925
Retirement	339,388	1,799,515	—	—	—	—	—	2,138,903
Involuntary Not for Cause Termination	339,388	1,799,515	906,142	—	—	20,000	—	3,065,045
Death	339,388	1,959,967	—	—	454,000	—	—	2,753,355
Disability	339,388	1,959,967	—	—	310,062	—	—	2,609,417

(1)
Includes the vesting of 2012 and 2013 Performance Share Programs tied to PT, which the Committee previously approved at 100% achievement. On March 10, 2015, the Committee approved the 2012 Performance Share Program tied to EPS and ROIC at 100%, 2014 Performance Share Program tied to PT at 100%, and 2012 Performance Share Program tied to TSR at 0% achievement. While the Committee has approved these achievements, the vesting of any uncancelled shares will not begin until June 2015; therefore, they remain unvested for the purposes of these termination scenarios. It is too early in the measurement period to predict the final achievement of the 2013 and 2014 Performance Share Program awards tied to EPS and ROIC; however, in order to estimate a value under each termination scenario it was assumed target level performance was achieved. Actual achievement and resulting payment for the 2013 and 2014 Performance Share Program awards will be determined in early 2016 and 2017, respectively. The payout values in the table are based on the closing price ($27.34) of Ingram Micro stock on January 2, 2015, which was the last trading day of our fiscal year. The 2013 Performance Share Program awards tied to TSR are assumed to payout at target level performance; however, the actual achievement and resulting payment will not be determined until early 2016.

Does not include stock options that are fully vested and exercisable. Each NEO had the following intrinsic value of vested and unexercised options as of January 2, 2015: Mr. Monié, $1,781,448; Mr. Humes, $1,191,700; Mr. Gupta, $241,076; and Mr. Boyd, $730,356.

(2)
Basic Life and Accidental Death and Dismemberment benefits for U.S.-based NEOs are one (1) times earnings, subject to a maximum of $1,000,000 each. For Mr. Gupta, he retains core Singapore employee death and disability benefits coverage which is two (2) times of his annual base salary, subject to a maximum of SGD 1,176,000 (US$ 883,999) each. Upon death, all unvested stock options would immediately vest and the estate would have one year to exercise.

(3)
Repatriation and Relocation Expenses: Under all termination conditions, except for “cause”, Mr. Gupta will also receive repatriation/relocation assistance for himself and his spouse to include airfare and shipment of household goods under the terms and conditions similar to the relocation assistance he received when he relocated from Singapore to the United Kingdom.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Recommendation of the Board of Directors

The Board of Directors recommends that you vote “FOR” the approval of the compensation of Ingram Micro’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, which is designated as Proposal No. 2 on the enclosed proxy card.
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), Ingram Micro's shareholders are entitled to an advisory, (non-binding) vote regarding the compensation of the Company's named executive officers (commonly referred to as a "say on pay" vote). As discussed in the “Compensation Discussion and Analysis” beginning on page 23 of this proxy statement, the Human Resources Committee of the Board of Directors believes that Ingram Micro’s “pay-for-performance” philosophy and the compensation program structure approved by the Committee, directly links the compensation of our NEOs to the performance of the Company and aligns the interests of our executives with those of our shareholders. This compensation philosophy and program is central to Ingram Micro’s ability to attract, retain and motivate individuals who can achieve superior financial results and who have the executive talent necessary to guide the Company during a period of tremendous growth and transformation.

This "say on pay" vote is advisory and therefore not binding on Ingram Micro, the Human Resources Committee of the Board, or the Board; however, the opinions of Ingram Micro's shareholders are valued and to the extent there is any significant vote against the compensation of our NEOs, as disclosed in this proxy statement, those results will be carefully considered and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.
The Company currently holds its "say on pay" advisory votes once every year, and intends to hold its next “say on pay” advisory vote at the 2016 annual meeting of shareholders.

Vote Required
The affirmative vote of a majority of the shares of Ingram Micro common stock present in person or represented by proxy and entitled to vote on the proposal at the annual meeting is required for advisory approval of this proposal.

PROPOSAL NO. 3
RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Recommendation of the Board of Directors
The Board of Directors recommends that you vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the current fiscal year, which is designated as Proposal No. 3 on the enclosed proxy card.
PwC served as Ingram Micro’s independent registered public accounting firm for the 2014 fiscal year. PwC has advised Ingram Micro that it has no direct or indirect financial interest in Ingram Micro. Representatives of PwC are expected to be present at the 2015 annual meeting of shareholders, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareholders. We anticipate that our Audit Committee will retain PwC to continue to serve as Ingram Micro’s independent registered public accounting firm for 2015. See “Report of the Audit Committee”. The following fees were charged by PwC for 2013 and 2014 fiscal year services to Ingram Micro:

•
Audit Fees. PwC’s fees for auditing Ingram Micro’s annual financial statements and internal controls pursuant to the Sarbanes-Oxley Act of 2002, review of interim financial statements included in the Company’s Form 10-Q filings, and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements were (1) $9,093,000 for fiscal year 2013, of which $3,326,000 was billed by PwC in fiscal 2014, and (2) $9,232,000 for fiscal year 2014, of which $4,550,000 will be billed by PwC in fiscal 2015. The actual amounts that will be paid in fiscal year 2015 may be different due to the impact of foreign exchange at the time the actual bills are paid.

•
Audit-Related Fees. PwC’s fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above for fiscal years 2013 and 2014 were $289,000 and $303,000, respectively, relating to due diligence services related to our acquisitions, agreed upon or attestation procedures that are required to be delivered by the Company’s independent or statutory auditor pursuant to local law or regulations and/or corporate reorganization activities, as well as consultations by the Company’s management regarding the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of proposed rules, standards or interpretations by the PCAOB, SEC, FASB, or other regulatory or standard setting bodies.

•
Tax Fees. PwC’s fees for services which principally were related to tax compliance and consulting matters were $575,000 in fiscal year 2013 and $294,000 in fiscal 2014. These tax fees related to consultations on technical tax matters, including assistance with U.S. Federal, state and local and international tax matters.

•
All Other Fees. PwC’s fees for all other services were $3,000 in fiscal year 2013 and $227,000 in fiscal year 2014. These fees were associated with an annual license fee for software used by management in performing technical accounting research, as well as services associated with (i) the assessment of the Company’s implementation plan for an information technology system and (ii) certain business process optimization reviews.

Management is required to review and obtain the prior approval of the Audit Committee for all non-audit services proposed to be provided by the independent accountants. We review whether the provision of such services by the independent registered public accounting firm would be compatible with the maintenance of PwC’s independence in performing its auditing functions for us.
The Audit Committee annually reviews its policy on audit and non-audit services performed by Ingram Micro’s independent registered public accounting firm. Unless a proposed service to be provided by Ingram Micro’s independent registered public accounting firm has received general pre-approval in accordance with the guidelines discussed below, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels will require additional pre-approval by the Audit Committee.
The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee must approve any significant changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters. Additional fees in excess of 10% of the amount initially approved in connection with the annual audit services require additional pre-approval by the Audit Committee. With respect to certain categories of non-audit services, the Audit Committee has concluded that the provision of such services does not impair Ingram Micro’s independent registered public accounting firm’s independence, and the Audit Committee has provided (and the Audit Committee will annually review and provide) general pre-approved categories of services that may be provided by Ingram Micro’s independent registered public accounting firm without obtaining pre-approval for each specific non-audit assignment.
The term of any pre-approval is generally twelve months from the date of pre-approval, unless the Audit Committee provides for a different period. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. In addition, on a periodic basis, Ingram Micro’s management reports to the Audit Committee the services actually provided by Ingram Micro’s independent registered public accounting firm pursuant to the Audit Committee’s pre-approval policy.
All audit and non-audit services described above were provided pursuant to pre-approval policies of the Audit Committee.

REPORT OF THE AUDIT COMMITTEE
The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Ingram Micro filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

The Audit Committee of the Board of Directors has furnished the following report.

The charter of the Audit Committee of the Board of Directors of Ingram Micro Inc. (“Ingram Micro”) specifies that the purpose of the Audit Committee is to assist the Board’s oversight of:

•	the integrity of Ingram Micro’s financial reporting process and systems of internal controls regarding finance, accounting, legal and ethical compliance;

•	Ingram Micro’s compliance with legal and regulatory requirements; and

•	the independence and performance of Ingram Micro’s independent external auditors and internal audit department.

In addition, the Audit Committee is charged with providing an avenue of open communication among Ingram Micro’s independent registered public accounting firm (currently PricewaterhouseCoopers or “PwC”), management, internal audit department, and Board of Directors.

The Audit Committee expects to consider further amendments to its Charter from time to time as rules and standards are revised and/or finalized by various regulatory agencies, including the SEC and the NYSE, and to address any changes in Ingram Micro’s operations, organization or environment.

PRIMARY RESPONSIBILITIES

The Audit Committee meets with management periodically to consider the adequacy of Ingram Micro’s disclosures, internal controls and compliance with applicable laws and company policies, as well as the quality of its financial reporting, including the application of critical accounting policies. The Audit Committee reviews Ingram Micro’s process for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 with management and Ingram Micro’s independent registered public accounting firm, and will continue to do so in subsequent years.

The Audit Committee oversees the company’s whistleblower hotline program and monitors its response to complaints. The Audit Committee engages in periodic discussions with management about the company’s procedures for preventing and detecting fraud, and encouraging the reporting of fraud.

As part of its oversight activities, the Audit Committee monitors the scope and adequacy of Ingram Micro’s internal auditing program, including reviewing staffing levels and steps taken to implement recommended improvements in internal controls. The Audit Committee discusses these matters with Ingram Micro’s independent registered public accounting firm and with appropriate Company management and internal auditors.

The Audit Committee meets at least five times per year in executive sessions with Ingram Micro’s independent registered public accounting firm, and periodically with the VP of internal audit, in each case without the presence of Ingram Micro’s management, at which meetings candid discussions are held regarding financial management, accounting, auditing and internal control matters. The Committee continued its longstanding practice of having independent legal counsel, who regularly attends committee meetings. The Committee also meets periodically with the Company’s Chief Compliance Officer to discuss the effectiveness of the Company’s compliance program and regularly receives status reports of compliance matters.

OVERSIGHT OF INDEPENDENT AUDITORS

The Audit Committee appoints Ingram Micro’s independent registered public accounting firm for the purpose of issuing an audit report on Ingram Micro’s annual financial statements or for performing related work. The Audit Committee is also responsible for the firm’s oversight, and approves the firm’s compensation.

PwC has been the Company’s independent auditor since 1996. In performing its annual evaluation of PwC, leading to its recommendation to the full Board that PwC be reappointed as the Company’s independent registered public accounting firm for 2015, the Audit Committee considered a number of factors, including but not limited to the firm’s independence, its global reach, its technical expertise and knowledge of the Company, its operations and its industry, the firm’s long tenure, and the quality and transparency of its communications with the Committee. The Committee’s recommendation calls for PwC’s reappointment to be subject to ratification by the Company’s shareholders at the 2015 annual meeting.

The Audit Committee makes the final decision in the periodic selection of the lead audit partner. The process for selecting the new lead audit partner involves an assessment by the Committee of many factors, including the candidate’s independence, multinational and industry experience, communication skills, commitment to serving the Company, ability to leverage the resources of their firm, and commitment to continuous improvement in the audit. The selection process includes a robust dialogue between the Audit Committee and key members of management.

The Audit Committee discusses with PwC matters relating to its independence, including monitoring compliance with Ingram Micro’s pre-approval of non-audit services and performing a review of audit and non-audit fees. The Audit Committee also receives and reviews the written disclosures and the letter from PwC mandated by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence.

2014 AUDITED FINANCIAL STATEMENTS

The Audit Committee reviewed and discussed with management and Ingram Micro’s independent registered public accounting firm Ingram Micro’s audited financial statements for the fiscal year ended January 3, 2015, including reviewing Ingram Micro’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, as well as all quarterly financial statements for the year, prior to their issuance. Management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles (“GAAP”). The Audit Committee also discussed Ingram Micro’s earnings press releases, as well as other financial information and outlook, in accordance with the NYSE corporate governance rules.

The Audit Committee also reviewed with PwC the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, including the quality of Ingram Micro’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Ingram Micro’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015, for filing with the SEC.

Members of the Audit Committee of the Board of Directors of Ingram Micro Inc.

Leslie S. Heisz (Chair)
Howard I. Atkins
David A. Barnes
Scott A. McGregor
Joe B. Wyatt

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
This year, a number of brokers with account holders who are Ingram Micro shareholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Ingram Micro Inc., 1600 East Saint Andrew Place, Santa Ana, California 92705, Attention: Corporate Communications and Investor Relations Department or (3) contact our Investor Relations department by telephone at (714) 566-1000. Shareholders who currently receive multiple copies of the proxy statement or annual report at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.

ANNUAL REPORT
Our annual report for the fiscal year ended January 3, 2015, including the consolidated financial statements audited by PwC, independent registered public accounting firm, and their report thereon dated February 26, 2015, is being mailed to all shareholders with this proxy statement. In addition, a copy of our annual report, which includes our Form 10-K for the fiscal year ended January 3, 2015 (with exhibits 23.1, 31.1, 31.2, and 32.1 only), as filed with the SEC, will be sent to any shareholder without charge upon written request to: Ingram Micro Inc., 1600 East Saint Andrew Place, Santa Ana, California 92705, Attention: Corporate Communications and Investor Relations Department. Our annual report on Form 10-K can also be reviewed by accessing the SEC’s Internet site at http://www.sec.gov or our Internet site at http://www.ingrammicro.com. This text is not an active link and our Internet site and the information contained on that site, or connected to that site, is not incorporated into this proxy statement.

OTHER MATTERS
As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

SHAREHOLDER PROPOSALS
Shareholders interested in submitting a proposal for inclusion in the proxy materials for our 2016 annual meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, our Corporate Secretary must receive shareholder proposals no later than December 22, 2015.
Shareholders may wish to have a proposal presented at the annual meeting of shareholders in 2016, but without the Company being required to include that proposal in the Company’s proxy statement relating to that annual meeting. Such proposals must be received by the Corporate Secretary by March 6, 2016.

By order of the Board of Directors,

Larry C. Boyd Executive Vice President, Secretary and General Counsel
April 20, 2015
Santa Ana, California

INGRAM MICRO®

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 3:00 a.m., Pacific Time, on June 3, 2015.

Vote by Internet

- Go to **www.envisionreports.com/IM**
- Or scan the QR code with your smartphone
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2, and FOR Proposal 3.

+

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Howard I. Atkins	☐	☐	☐	02 - David A. Barnes	☐	☐	☐	03 - Leslie Stone Heisz	☐	☐	☐
04 - John R. Ingram	☐	☐	☐	05 - Dale R. Laurance	☐	☐	☐	06 - Linda Fayne Levinson	☐	☐	☐
07 - Scott A. McGregor	☐	☐	☐	08 - Carol G. Mills	☐	☐	☐	09 - Alain Monié	☐	☐	☐
10 - Wade Oosterman	☐	☐	☐								

	For	Against	Abstain
2. Approval of Executive Compensation in Advisory Vote.	☐	☐	☐
3. Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm.	☐	☐	☐

NOTE: The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting and any adjournment thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET **OR** TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Ingram Micro Inc.

ANNUAL MEETING OF SHAREHOLDERS
JUNE 3, 2015

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of Ingram Micro Inc. (the "Company"), hereby appoints William D. Humes and Larry C. Boyd, and each of them individually, as Proxies to represent and vote all of the Company's Class A common stock held of record as of the end of the business day on April 10, 2015 by the undersigned, each with full power of substitution, at the Annual Meeting of Shareholders of the Company, to be held on Wednesday, June 3, 2015, beginning at 10:00 a.m. (local time) at the Company's Santa Ana campus, 1600 East Saint Andrew Place, Santa Ana, California 92705, and at any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD'S RECOMMENDATIONS (I.E., FOR ALL THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3). THE PROXIES ARE FURTHER AUTHORIZED, IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD, VOTE VIA TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS OF THIS PROXY CARD, OR ATTEND THE MEETING AND VOTE IN PERSON.

If this Proxy relates to shares held for the undersigned in the Ingram Micro Inc. 401(k) Investment Savings Plan, then, when properly executed, it shall constitute instructions to the plan trustee to vote in the manner directed herein, if received by May 29, 2015.

(ITEMS TO BE VOTED APPEAR ON REVERSE SIDE)

C Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.